As filed with the Securities and Exchange Commission on March 27, 2000
                                                      Registration No. 333-
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                 NAM CORPORATION
                 (Name of Small Business Issuer in its Charter))

           Delaware                                   8111                              23-2753988
      ------------------                    ----------------------                    --------------
   (State or jurisdiction of             (Primary Standard Industrial                 (I.R.S. Employer
incorporation or organization)            Classification Code Number)                Identification No.)

                       1010 Northern Boulevard, Suite 336
                           Great Neck, New York 11021
                                 (516) 829-4343
                       ----------------------------------
        (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                                   Roy Israel
                             Chief Executive Officer
                                 NAM Corporation
                       1010 Northern Boulevard, Suite 336
                           Great Neck, New York 11021
                                 (516) 829-4343
                       ----------------------------------
                       (Name, address and telephone number
                              of agent for service)

                        Copies of all communications to:

                             Robert S. Matlin, Esq.
                               Eric M. Roth, Esq.
                           Camhy Karlinsky & Stein LLP
                         1740 Broadway, Sixteenth Floor
                          New York, New York 10019-4315
                                 (212) 977-6600

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [x]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
   Title of Each Class of Securities      Amount to be     Proposed Maximum    Proposed Maximum       Amount of
           To Be Registered                Registered     Offering Price Per  Aggregate Offering    Registration
                                                                 Share              Price               Fee
--------------------------------------------------------------------------------------------------------------------
Common stock underlying certain             1,610,000         7.56(1)            12,171,600            3,213
Redeemable Warrants
--------------------------------------------------------------------------------------------------------------------
Common stock underlying                       130,876         7.56(1)               989,423              261
certain Unit Purchase Warrants (2)
--------------------------------------------------------------------------------------------------------------------
Redeemable Warrants underlying                130,876         2.56(4)               335,043               88
Such Warrants (3)
--------------------------------------------------------------------------------------------------------------------
Common stock underlying the Redeemable        130,876         7.56(1)               989,423              261
Warrants included in such Warrants
--------------------------------------------------------------------------------------------------------------------
Common stock underlying the Equity          1,850,000         7.56(1)            13,986,000            3,692
Line of Credit
--------------------------------------------------------------------------------------------------------------------
Common stock underlying the Series A          500,000         7.56(1)             3,780,000              998
Exchangeable Preferred Stock (5)
--------------------------------------------------------------------------------------------------------------------
Common stock underlying warrants               46,250         7.56(1)               349,650               92
granted on the Series A Exchangeable
Preferred Stock (5)
--------------------------------------------------------------------------------------------------------------------
Common stock underlying warrants               60,000         7.56(1)               453,600              120
granted on the Equity Line of Credit
--------------------------------------------------------------------------------------------------------------------
Common stock granted to placement              10,000         7.56(1)                75,600               20
agent in connection with the Series A
Exchangeable Preferred Stock and the
Equity Line of Credit
--------------------------------------------------------------------------------------------------------------------
Total                                       4,468,878                            33,130,339            8,746
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the 'Act'), based on the average of the high and low prices of the common stock on March 15, 2000, which was $7.56.

(2) Represents shares which may be acquired by the Selling Securityholders upon exercise of certain Unit Warrants and resold pursuant to the Selling Securityholder Prospectus included in this Registration Statement.

(3) Represents warrants which may be acquired by the Selling Securityholders upon exercise of the Unit Warrants and resold pursuant to the Selling Securityholder Prospectus included in this Registration Statement.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Act, based on the average of the high and low prices of the Warrants on March 15, 2000, which was $2.56.

(5) Series A Exchangeable Preferred Stock and warrants sold in connection with Series A Exchangeable Preferred Stock are subject to certain anti-dilution provisions. Pursuant to Rule 416, this registration statement shall also be deemed to register an indeterminate number of additional shares which may become issuable upon exercise of such Series A Exchangeable Preferred Stock and warrants as a result of any further adjustments pursuant to the anti-dilution provisions of the Series A Exchangeable Preferred Stock and warrant agreements.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED March 27, 2000
                                   PROSPECTUS

                                 NAM CORPORATION

                        4,338,002 Shares of common stock
              130,876 Redeemable Warrants to purchase common stock

         This prospectus is part of a registration statement that covers the issuance of up to (i) 1,610,000 shares of our common stock which is issuable by us upon the exercise of our publicly traded Redeemable Warrants which were issued as part of units in our initial public offering in November 1996, (ii) 130,876 shares of our common stock issuable by us upon the exercise of a warrant owned by Joseph Stevens & Company, the managing underwriter of such public offering, and one of its affiliates, (iii) 130,876 Redeemable Warrants issuable by us to Joseph Stevens & Company and one of its affiliates upon exercise of such warrant, (iv) the 130,876 shares of our common stock issuable by us upon exercise of the Redeemable Warrants issuable upon exercise of such warrant, and
(v) 1,850,000 shares of our common stock issuable by us upon exercise from time to time of an Equity Line of Credit established for us by Moldbury Holdings Limited.

         This prospectus also covers the sale by (i) Joseph Stevens & Company and one of its affiliates, of an aggregate of 261,752 shares of our common stock, and the 130,876 Redeemable Warrants contained in the unit warrants, (ii) the sale by Moldbury Holdings Limited of our common stock issuable upon exercise from time to time of an Equity Line of Credit, (iii) the sale by certain holders of the shares of our common stock issuable upon conversion of our Series A Exchangeable Preferred Stock, (iv) the sale by certain holders of the shares of our common stock issuable upon exercise of certain warrants held by the purchasers of our Series A Exchangeable Preferred Stock and Moldbury Holdings Limited, and (v) 10,000 shares of our common stock held by Trinity Capital Advisors, Inc., the placement agent for our Series A Exchangeable Preferred Stock Offering.

         Our common stock is traded on Nasdaq SmallCap Market System under the symbol "NAMC". Our Redeemable Warrants are also publicly traded on the Nasdaq SmallCap Market System under the symbol "NAMCW." On March 15, 2000, the last reported sales price of our common stock was $7.41 and the last reported sale price of our publicly traded Warrants was $2.56.

                             -----------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING AT PAGE 7.

                             -----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          In this prospectus, references to the "Company," "NAM," "we,"
                  "us," and "our" all refer to NAM Corporation.
                 The date of this prospectus is March 27, 2000.

The Information in this prospectus is not complete and may be changed. We may not sell these Securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Disclosure Regarding Forward-Looking Statements...................................................................3
Prospectus Summary................................................................................................4
Summary Financial Information.....................................................................................6
Risk Factors......................................................................................................7
Use of Proceeds..................................................................................................13
Dividend Policy..................................................................................................13
Selected Financial Data..........................................................................................14
Management's Discussion and Analysis of Financial Condition and Results of Operations............................15
Our Business.....................................................................................................21
Management.......................................................................................................28
Principal Stockholders...........................................................................................34
Certain Transactions.............................................................................................35
Description of Capital Stock.....................................................................................36
Selling Securityholders and Plan of Distribution.................................................................39
Shares Eligible for Future Sale..................................................................................41
Legal Matters....................................................................................................42
Experts..........................................................................................................42
Disclosure of Commission Position on Indemnification for Securities Act Liabilities..............................42
Market for Our Common Equity.....................................................................................43
Financial Statements.............................................................................................44


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                               PROSPECTUS SUMMARY

         Since this is a summary, it does not contain all the information that may be important to you in evaluating your investment. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and Financial Statements and the notes to the Financial Statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this offering.

                              About NAM Corporation

Our Business

         We provide arbitration and mediation services, also known as alternative dispute resolution services, or ADR services, principally to insurance companies, law firms, corporations and municipalities, both in person and over the Internet through our "clickNsettle.com" Web site. An ADR proceeding is designed as an alternative forum to the public court system for resolving civil disputes. We offer our clients access to qualified hearing officers (generally retired judges) to either mediate or arbitrate their disputes. We believe that we are one of the leading providers of ADR to the insurance industry in the United States based upon the number of cases processed by us since 1992. We have offices currently located in New York, Massachusetts and Tennessee, through which we have the ability to provide ADR services on a nationwide basis with a roster of over 1,100 qualified hearing officers.

         We derive our revenues for our in-person ADR service from fees charged to the parties in an ADR proceeding. These fees are charged on an hourly basis for hearings, conferences and deliberations by hearing officers, and are set for administrative services. Fees for our clickNsettle.com Web site are based on usage of the service.

         As compared to the majority of our competitors, we believe that we have certain advantages which enable us to better serve our clients. These advantages include:

         o a case resolution Web site which enables parties to resolve disputes 24 hours a day, 7 days a week. clickNsettle.com offers a cost effective forum for resolving disputes globally using a unique, fully interactive "blind" bid negotiating process. Additionally, the program serves as a lead generator for our in-person arbitration and mediation services

         o exclusive agreements with some of the nation's most qualified hearing officers, who are generally former judges

         o superior service and response to our clients through our trained staff

         o    the ability to monitor and control the scheduling of matters

         o videoconferencing capability that allows clients to participate in or observe a proceeding without leaving their office
clickNsettle.com

         clickNsettle.com is our Internet based case resolution service that offers an alternative to traditional litigation and in-person ADR services by providing litigants with the ability to negotiate and settle cases via the World Wide Web. The service can be accessed 24 hours a day, 7 days a week on the World Wide Web and is targeted towards any dispute which can be resolved with a monetary settlement. Cases can be resolved globally in a matter of minutes.

         clickNsettle.com utilizes a format that allows disputing parties to enter an unlimited number of "blind" and confidential settlement offers and demands over the Internet. The service provides disputants with the ability to negotiate a case with their adversary without actually "tipping their hand" about what amount they would accept for settlement. The demands and offers are secure. Only the settlement figures are ever revealed. This ensures that neither party loses any negotiating leverage in the event the case does not settle. Cases may be submitted by both claimants and defendants.

Our History

         We were formed on January 12, 1994 under the laws of the State of Delaware. On October 31, 1994, we acquired all of the outstanding common stock of National Arbitration & Mediation, Inc., which was a New York corporation formed on February 6, 1992 and which was owned by our current Chief Executive Officer and President and a current Director and Vice President, Sales Development. National Arbitration & Mediation, which had existed as a wholly-owned subsidiary of NAM, was merged into NAM as of the end of June 1999. Our executive offices are located at 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021. Our Internet address is http://www.namadr.com. The Internet address for clickNsettle.com is http://www.clicknsettle.com. Information contained on either of our Web sites is not, and should not be considered as, part of this prospectus.

The Offering

Securities offered by NAM                   Up to 3,828,002 shares of our common
                                            stock issuable upon the exercise of
                                            Redeemable Warrants, the exercise
                                            from time to time of an Equity Line
                                            of Credit established by Moldbury
                                            Holdings Limited, up to 130,876
                                            Redeemable Warrants to purchase up
                                            to 130,876 shares of our common
                                            stock and warrants granted to
                                            investors in our Equity Line of
                                            Credit and Series A Exchangeable
                                            Preferred shares.

Securities offered by others                640,876 shares.

Common stock to be outstanding
  after the offering(1)                     7,770,235 shares.

Use of proceeds                             Promotion of our clickNsettle.com
                                            Web site and general corporate
                                            purposes.

Risk factors                                An investment in the shares involves
                                            a high degree of risk.  See "Risk
                                            Factors."

Nasdaq SmallCap System
  trading symbols                           "NAMC" and "NAMCW"

-------------------

(1) Assumes all warrants are exercised including warrants granted to Joseph Stevens & Company as managing underwriter in connection with our initial public offering and does not include shares issuable upon exercise of all options under our 1996 Stock Option Plan, of which 1,115,500 have been granted.


                          Summary Financial Information

         The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                      Six Months Ended December 31       Year Ended June 30,
                                                           1999           1998           1999           1998
                                                           ----           ----           ----           ----
                                                       (unaudited)     (unaudited)
Statement of Operations Data
Net revenues.........................................    1,975,752      2,112,256       4,158,506     3,847,975
Loss from operations.................................     (795,372)      (673,071)     (1,227,120)   (1,144,119)
Other income (expenses), net.........................      255,702       (249,330)        (67,595)      514,985
Net loss.............................................     (539,670)      (922,401)     (1,294,765)     (629,134)
Net loss per common share, basic
and diluted..........................................       $(0.16)        $(0.28)         $(0.39)       $(0.19)
Weighted average shares outstanding,
basic and diluted....................................    3,413,185      3,334,978       3,337,623     3,334,978



                                                                  As of               As of              As of
                                                            December 31, 1999     June 30, 1999      June 30, 1998
                                                            -----------------     -------------      -------------
                                                              (unaudited)
Balance Sheet Data
Working capital...........................................        1,327,565           1,925,911        3,060,771
Total assets..............................................        2,396,004           3,200,953        4,109,556
Total liabilities.........................................          731,526             968,135          755,714
Stockholders' equity......................................        1,664,478           2,232,818        3,353,842


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully review and consider the information below, as well as the other information contained in this prospectus and incorporated by reference, before you make an investment in our common stock.

     We have Recent and Anticipate Continuing Losses.

         We have incurred operating losses for the last three fiscal years, and we have incurred and we anticipate further losses during the present fiscal year. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot assure you that we can achieve or sustain profitability in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our current expectations and cannot be adjusted accordingly, our business, the results of our operations, and our financial condition may be materially and adversely affected.

     clickNsettle.com is a Relatively New Venture.

         clickNsettle.com is a relatively new venture which began serving clients in June 1999. Although we believe that this new service will enable us to build a significant part of our future growth through the Internet, we cannot assure you of its success. You should consider the prospects of clickNsettle.com in the light of the risks and expenses of other new Internet ventures.

     We Depend On Insurance-Related Disputes.

         The majority of our ADR business involves claims for damages to persons and/or property arising from alleged acts of negligence, which are usually covered by insurance. Generally we resolve these disputes in a matter of hours. Since our revenues are derived primarily from certain administrative and hourly fees, a high volume of these cases is required in order for us to generate revenues sufficient to maintain our operations. There can be no assurance that we will be able to expand a significant portion of our business outside of the insurance-related dispute segment, or maintain or increase our current level of cases. In addition, we cannot assure you that changes in the insurance industry will not affect our business.

     Possible Improvements in the Public Court System, Including Use of ADR Services, May Affect Our Business.

         The ADR industry in general furnishes an alternative to public dispute mechanisms, principally the local, state and federal court systems. Our marketing efforts have been based on our belief that there exists a high degree of dissatisfaction among litigants and their counsel with the public court system. If the public courts, in the markets we are currently serving or seek to serve, reduce case backlogs and provide effective settlement mechanisms at no, or substantially reduced cost to litigants, our business opportunities in such markets may be significantly reduced. Several public court systems, both on the federal and state level, including certain federal and state courts located in New York State, have instituted court coordinated ADR programs. Similar programs are under consideration in a number of states and may be adopted at any time. The success of such ADR programs could have a material adverse effect on our business by diminishing the demand for private ADR services.

     The Private ADR Services Business is Highly Competitive.

         The private ADR business is highly competitive, both on a national and regional level. Barriers to entry in the ADR business are relatively low, and new competitors can begin doing business relatively quickly. There are two types of competitors, not-for-profit and for-profit entities:

         o We believe that our largest not-for-profit competitor is the American Arbitration Association which has significant market share in complex commercial cases.

         o We believe that our largest for-profit competitor is Judicial Arbitration Mediation Services, Inc./Endispute.

At this time, we believe that numerous other private ADR firms are competing with us in the regions we currently serve. Increased competition could decrease the fees we are able to charge for our services and limit our ability to obtain qualified hearing officers. This could have a material adverse effect on our ability to be profitable in the future. Certain competitors may have greater financial or other capabilities than us. In addition, there are competitors to our clickNsettle.com service such as Cybersettle. Accordingly, there is no assurance that we can successfully compete in the present or future marketplace for ADR services.

     We Depend Upon Our Key Personnel.

         Our success will be largely dependent on the personal efforts of Roy Israel, our Chief Executive Officer, President and Chairman of the Board of Directors. Although we have entered into an employment agreement with Mr. Israel, which expires in 2002, the loss of his services could have a material adverse effect on our business and prospects. We have obtained "key-man" life insurance on the life of Mr. Israel. We are the sole beneficiary in the amount of $1 million. Our success is also dependent upon our ability to hire and retain qualified marketing and other personnel in our offices. We may not be able to hire or retain such necessary personnel.

     We Do Not Have Written Contracts with the Majority of Our Clients.

         We currently rely on our relationships with, and marketing efforts to insurance companies, law firms, corporations, and municipalities to obtain cases. We do not have written agreements with the majority of our clients, but we have instituted the process of obtaining written agreements with our existing clients and with new clients. We also rely on case referrals from our current clients. We may not continue to receive our current level of, or an adequate level of, referrals of cases. If we do not maintain such levels, there could be a material adverse effect on our business.

     We Depend Upon Qualified Hearing Officers.

         The market for our services depends on a perception by our clients that our hearing officers are impartial, qualified, and experienced. Our ability to retain qualified hearing officers in the event that competition increases would be uncertain. For our fiscal year ended June 30, 1999, 35% of the number of our cases were heard by non-exclusive hearing officers. Accordingly, at any time, these hearing officers can refuse to continue to provide their services to us and are free to render services independently or through competing ADR services. If qualified hearing officers are unwilling or unable to continue to provide their services through us for any reason, including possible agreements to provide their services to our competitors on an exclusive basis, our business and operations could be materially and adversely effected.

     Our Current Stockholders Have the Ability to Exert Significant Control.

         Our executive officers, directors, and their affiliates will beneficially own 1,868,809 shares or approximately 48.1% of the common stock outstanding based on 3,442,233 shares of common stock outstanding as of March 1, 2000. Of that number, Mr. Israel will beneficially own 1,394,889 shares or approximately 38.4% of the common stock. As a result, these stockholders acting in concert may have significant influence on votes to elect or remove any or all of our directors and to control substantially all corporate activities in which we are involved, including tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then prevailing market price for their shares of common stock.

     We May Encounter System Interruptions.

         Customer access to our clickNsettle.com Web site directly affects the volume of disputes we resolve via the Internet and thus may affect our revenues. If we experience system interruptions due to a high degree of traffic, our Web site may be unavailable for periods of time and may impede the performance of our services, which may reduce the attractiveness of our products and services. We intend to add additional hardware and upgrade our systems and network infrastructure to accommodate increased traffic on our Web sites and increased sales volume. We currently monitor system usage with regard thereto. However, as the service only recently was introduced in June 1999, we may not be able to accurately project the rate or timing of significant increases in traffic on our Web site and, therefore, the integration and timing of these upgrades may be delayed.

         We maintain substantially all of our computer and communications hardware at a single facility in Great Neck, New York. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, and similar events. We do not have fully redundant off-site systems or alternative providers of hosting services. Despite any precautions we may take, the occurrence of natural disasters or other unanticipated problems could cause system interruptions, delays, and loss of critical data and could prevent us from providing services. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete transactions.

     We May Be Unable to Protect Our Domain Names in the Future.

         We hold rights to various Internet domain names, including "clickNsettle.com", "namadr.com" and "namarb.com." Governmental agencies typically regulate domain names. These regulations are subject to change. Regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

     We May Be Unable to Protect Our Proprietary Technology and We May Be Sued for Infringing on the Rights of Others.

         Our success depends, in part, upon our ability to protect our proprietary software technology and operate without infringing upon the rights of others, specifically the technology involved in the clickNsettle.com program. We rely on a combination of methods to protect our proprietary intellectual property, technology and know-how, such as:

    o trade secret laws                            o  copyright law
    o trademark law                                o  patent law
    o contractual provisions                       o  confidentiality agreements
    o certain technology and security measures

         The steps we have taken regarding our proprietary technology, however, may be insufficient to deter misappropriation.

         In the systems and software industries, it is common that companies receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. We may from time to time be notified of claims that we may be infringing upon patents, copyrights or other intellectual property rights owned by third parties. Companies may pursue claims against us with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. Although we believe we have not violated or infringed upon any intellectual property patents and have taken measures to protect our own rights, there is no assurance that we will avoid litigation. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources away from the day-to-day operation of our business.

         Existing copyright, trademark, patent and trade secret laws afford only limited protection. Existing laws, in combination with the steps we have taken to protect our proprietary rights may be inadequate to prevent misappropriation of our technology or other proprietary rights. Also, such protections do not preclude competitors from independently developing products with functionality or features similar or superior to our products and technologies.

     We May Have Issues With Our Continued Listing on the Nasdaq SmallCap Market in the Future.

         Although our securities are quoted on the Nasdaq SmallCap Market, we cannot assure you that a trading market will be maintained. In addition, we cannot assure you that we will in the future meet the maintenance criteria for continued quotation of the securities on the Nasdaq SmallCap Market. The maintenance criteria for the Nasdaq SmallCap Market include, among other things:

     o $2,000,000 in net tangible assets; or $35,000,000 in market capitalization; or $500,000 Net Income (in the latest fiscal year or two of the last three fiscal years);

     o a public float of 500,000 shares with a market value equal to $1,000,000;

     o    two market makers;

     o    a minimum bid price of $1.00 per share of common stock; and

     o    300 shareholders (round lot holders).

If we were removed from the Nasdaq SmallCap Market, trading, if any, in our securities would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to purchase, dispose of, and to obtain accurate quotations as to the value of, our securities.

In addition, if our common stock is delisted from trading on the Nasdaq SmallCap Market and the trading price of the common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under that rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including:

     o a requirement that they make an individualized written suitability determination for the purchaser; and

     o    receive the purchaser's written consent prior to the transaction.

         The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, any equity security not traded on an exchange or quoted on Nasdaq SmallCap that has a market price of less than $5.00 per share), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of our securities and the ability of purchasers in this Offering to sell their securities in the secondary market. We cannot assure purchasers of our securities that our securities will not be delisted or treated as a penny stock.

     The Price of Our Common Stock in the Public Market May Be Volatile.

         The trading price of our common stock has been and may continue to be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products introduced by us or our competitors and other events or factors. The stock market in general, and the shares of technology companies in particular, has experienced extreme price fluctuations in recent years. This volatility has had a substantial impact on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the companies affected. These broad market fluctuations may adversely affect the market price of our common stock.

     We Do Not Pay Dividends.

         We have not paid any cash dividends on our common stock, except with respect to certain distributions relating to when we were an S-corporation, and do not expect to do so in the foreseeable future.

     The Conversion of Our Outstanding Preferred Stock and the Exercise of Our Equity Line of Credit May Make it Difficult to Evaluate a Shareholder's Equity Position in the Company.

         The number of shares of our common stock which is issuable upon conversion of our outstanding Series A Exchangeable Preferred Stock will fluctuate based on the average closing bid price of our common stock as listed on the Nasdaq SmallCap Stock Market for three consecutive days in the prior thirty days. The number of shares of our common stock which is issuable upon exercise from time to time under our Equity Line of Credit will fluctuate based on the average closing bid price of our common stock as listed on the Nasdaq SmallCap Stock Market for the two days prior, the day of and the two days after. Therefore, the percentage of our common stock held by a shareholder on any given day may be substantially different from another day depending on our closing bid prices, as the number of shares of our common stock issuable pursuant to our Series A Exchangeable Preferred Stock and our Equity Line of Credit may vary significantly from day to day.

     The Issuance of Preferred Stock Could Affect Voting Rights or Delay or Prevent a Corporate Takeover.

         Although we have previously designated 2,100 shares as Series A Exchangeable Preferred Stock, we are authorized to issue up to an additional 4,997,900 shares of Preferred Stock. For so long as the Series A Exchangeable Preferred Stock is outstanding, additional series of Preferred Stock may not rank senior to the Series A Exchangeable Preferred Stock without the approval of 75% of the holders of such stock. Without violating such restriction, our Board of Directors is authorized to determine the rights and restrictions granted to and imposed upon any additional series of Preferred Stock. They can decide the number of shares of any series of Preferred Stock and the designation of any such series. Our Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the potential issuance of Preferred Stock may:

     o have the effect of delaying, deferring or preventing a change in control of the Company;

     o may discourage bids for the common stock at a premium over the market price of the common stock; and

     o    may adversely affect the market price of the common stock.

     Shares Eligible for Public Sale after the Offering could Adversely Affect our Stock Price.

         As of March 1, 2000, there were 3,442,233 shares of our common stock outstanding. An additional 2,778,126 shares of our common stock are issuable upon the exercise of currently exercisable warrants and options, not including any draw downs on the Equity Line of Credit. If all these shares were issued, we would have 6,220,359 shares of our common stock outstanding. In addition, 769,376 shares of our common stock are issuable upon the exercise of outstanding options and warrants that are not currently exercisable. Although the exercise of such shares could raise a significant amount of money for us, any sale of a substantial number of shares of our common stock in public market after this offering, or the perception that such sales could occur, may adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

         We intend to use the proceeds from draw downs under the Equity Line of Credit for general working capital purposes. We have a maximum of $7,000,000 available under such credit facility. We have the right to increase our credit facility to $14,000,000 by notice to Moldbury Holdings Limited within ten days of the date which is fourteen months after the first closing date provided that certain financial conditions are met by us. In addition, we shall receive proceeds from the exercise of 1,610,000 Redeemable Warrants, at an exercise price of $6.00 per share and are entitled to receive proceeds from 130,876 unit warrants and Redeemable Warrants held by Joseph Stevens & Company and one of its affiliates at exercise prices of $5.80 per unit and $6 per share, respectively. However, we will not receive any proceeds from the sale of shares by the Selling Shareholders.

         The proceeds received by us from the Equity Line of Credit and exercise of any or all of such Warrants will be used for our general working capital purposes. The use of any proceeds from the exercise of such Warrants, and the timing of such use, will depend on the availability to us of cash from other sources. Proceeds not immediately required for the purposes described above will be invested by us principally in United States government obligations, short term certificates of deposit, money market funds or other short term, interest bearing investments.


                                 DIVIDEND POLICY

         The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We do not contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

                             SELECTED FINANCIAL DATA

         The selected financial data as of June 30, 1999 and 1998 and for the years ended June 30, 1999 and 1998 have been derived from our audited consolidated financial statements included elsewhere in this Prospectus. Our audited consolidated financial statements have been audited by Grant Thornton LLP, independent certified public accountants. The information set forth below should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.


                                                     Six Months ended  December 31,      Year Ended June 30,
                                                          1999            1998           1999           1998
                                                          ----            ----           ----           ----
                                                       (unaudited)     (unaudited)

Statement of Operations Data
Net revenues.........................................    1,975,752      2,112,256       4,158,506     3,847,975
Operating costs and expenses:........................
     Cost of services................................      494,408        565,788       1,081,309       969,345
     Sales and marketing expenses....................    1,057,295      1,118,863       2,048,058     2,090,591
     General and administrative expenses.............    1,219,421      1,100,676       2,256,309     1,932,158
        Total operating expenses.....................    2,771,124      2,785,327       5,385,676     4,992,094
Loss from operations.................................     (795,372)      (673,071)     (1,227,170)   (1,144,119)
Other income (expenses), net.........................      255,702       (249,330)        (67,595)      514,985
Loss before income taxes.............................     (539,670)      (922,401)     (1,294,765)     (629,134)
Income taxes.........................................            -              -               -             -
Net loss.............................................     (539,670)      (922,401)     (1,294,765)     (629,134)
Net loss per common share, basic and diluted.........       $(0.16)        $(0.28)         $(0.39)       $(0.19)
Weighted average shares outstanding,
basic and diluted....................................    3,413,185      3,334,978       3,337,623     3,334,978

                                                            As of                 As of               As of
                                                      December 31, 1999       June 30, 1999       June 30, 1998
                                                      -----------------       -------------       -------------
                                                         (unaudited)
Balance Sheet Data
Working capital....................................        1,327,565             1,925,911          3,060,771
Total assets.......................................        2,396,004             3,200,953          4,109,556
Total liabilities..................................          731,526               968,135            755,714
Stockholders' equity...............................        1,664,478             2,232,818          3,353,842

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

General

         We provide alternative dispute resolution ("ADR") services principally to insurance companies, law firms, corporations and municipalities, on an in-person basis, via video conferencing and on the Internet through our clickNsettle.com Web site. We focus the majority of our marketing efforts on developing and expanding relationships with these entities, which we believe are some of the largest consumers of ADR services. We believe that with our global roster of qualified hearing officers, video conferencing capabilities, knowledge of dispute resolution, reputation within the corporate and legal communities and Internet based dispute resolution programs we are uniquely positioned to provide a comprehensive Web-enabled solution to disputing parties worldwide.

         We opened for business in March 1992 in New York, and currently operate from locations in New York, Massachusetts and Tennessee.

         Our objective is to become the leading global provider of Web-enabled dispute resolution services; to offer one-step shopping for anyone involved in any type of dispute, anywhere in the world; and to provide this service more quickly, economically and efficiently than previously possible. We intend to achieve this goal by employing the following strategies:

     o marketing our Internet settlement Web site, clickNsettle.com, which is designed to attract a larger customer base on a global scale with lower incremental costs;

     o expanding the functionality of clickNsettle.com to address multi-party disputes, class-action litigation and other new markets, including multi-jurisdictional claims which are becoming more commonplace as a result of the global transition towards e-commerce;

     o focusing the advertising campaign initiated during fiscal year 1998 towards building brand recognition for clickNsettle.com;

     o accelerating efforts to secure exclusive relationships with corporations and law firms in order to obtain contracts on a national and regional basis by capitalizing on our market position;

     o exploring strategic alliances with business entities that have the ability to promote clickNsettle.com and our legacy ADR services to their customers; and

     o        becoming a primary provider of international dispute resolution

         We believe that ADR is becoming a more commonly utilized option for the resolution of various dispute types including insurance, contract, commercial, matrimonial, mass-tort and e-commerce. In addition, the ADR industry is, and will continue to be, undergoing a consolidation of ADR service providers as clients seek vendors who can offer technologically sophisticated international, national, and regional multi-state ADR programs. Our objective is to continue the expansion of our presence and technology to exploit this trend. We further believe ADR clients continue to seek volume discounts on the charges applied by us for services rendered. We believe that this trend may have an overall positive impact on our business because the discounts are usually applied only when an ADR client makes a commitment to refer a minimum number of cases to us.

         We have and will continue to incur net losses in the short-term future as a result of (a) design, development and continuing costs associated with clickNsettle.com, our Internet case resolution Web site and (b) our continuing advertising campaign. With respect to clickNsettle.com, we have invested a large portion of our available resources in developing and marketing the product during fiscal year 1999. We anticipate incurring additional expenses during the fiscal year 2000 for further enhancement of the system, computer hardware and software, legal, marketing, printing and salary and related expenses including the hiring of an Executive Vice President of clickNsettle.com in the first quarter of fiscal year 2000. Although we are actively promoting this product, we cannot assure you that the revenues to be realized from clickNsettle.com will exceed the expenses to be incurred. Additionally, our advertising campaign, which commenced during the second half of fiscal year 1998, will continue through fiscal year 2000. In connection with such campaign, we have hired public relations and investor relations firms to assist in promoting our services, including clickNsettle.com. Currently, advertisements are scheduled to appear on television, over the Internet and in a variety of print media. We believe that the campaign will continue to increase awareness of our business and our services. However, we cannot assure you that this effort will result in increased revenues.

Six Months Ended December 31, 1999 Compared to Six Months Ended December 31,
1998

         Revenues. Revenues decreased 6% to $1,975,762 for the six months ended December 31, 1999 from $2,112,256 for the comparable prior period. We attribute the decrease in revenues to an overall decline in the number of in-person hearings conducted during the period. We believe this is primarily the result of many of our marketing and other resources being devoted to the introduction and promotion of clickNsettle.com in the first quarter and the subsequent shift towards an Internet based business with more efficient primary customer service centers and national account arrangements rather than numerous regional locations. During the second quarter of fiscal year 2000, we introduced an enhanced version of clickNsettle.com which focused on its unique, unlimited bid, real-time negotiating format. We believe that continuous improvement of its Internet negotiating model is critical to the success of the clickNsettle.com Web site and will continue to invest resources in this area.

         Cost of Services. Cost of services decreased 13% to $494,408 for the six months ended December 31, 1999 from $565,788, for the six months ended December 31, 1998. The decrease in absolute dollars relates primarily to the decrease in sales and a charge in the six months of fiscal year 1999 for the granting and vesting of stock options with respect to a hearing officer as well as payments to hearing officers in connection with the commencement of exclusive arrangements with us. As a result, the cost of services as a percentage of revenues decreased to 25% for the first six months of fiscal year 2000 from 27% for the first six months of fiscal year 1999. The ratio of cost of services to revenues will fluctuate based on the number of hours per case, as well as the ability (or inability) of an office to take advantage of volume arrangements with hearing officers which usually lower the cost per case.

         Sales and Marketing. Sales and marketing costs decreased 5.5% to $1,057,295 for the six months ended December 31, 1999 from $1,118,863 for the six months ended December 31, 1998. Sales and marketing costs as a percentage of revenues remained stable at 53% for both periods. The decrease largely relates to advertising and external public relations costs which declined by approximately $151,000 from the first six months of fiscal year 1999 to the first six months of fiscal year 2000. This decline was offset by higher salary and travel and promotional costs arising from the establishment of a separate clickNsettle.com marketing group.

         General and Administrative. General and administrative costs increased 11% to $1,219,421 for the six months ended December 31, 1999 from $1,100,676 for the six months ended December 31, 1998. Most of the increase (approximately $91,000) relates to salary and related items (including payroll taxes, benefits and employee recruitment fees) due to increases in staff for data processing and other administrative functions, including temporary help, to support and develop clickNsettle.com, as well as our in-person traditional arbitration and mediation services. The remaining increase was largely related to higher corporate legal fees (partially attributable to patent and trademark filings related to clickNsettle.com). Furthermore, general and administrative costs as a percentage of revenues increased to 62% in the first six months of fiscal year 2000 from 52% for the comparable prior period.

         Other Income. Other income (expenses) changed from an expense of ($249,330) for the first six months of fiscal year 1999 to income of $255,702 for the first six months of fiscal year 2000. Other income is composed primarily of investment income and realized gains (losses) generated from investments. During the first six months of the 2000 fiscal year, we sold a portion of our marketable securities. As a result, net realized gains approximated $213,000 for the first six months of fiscal year 2000 as compared to losses of approximately $303,000 in the prior fiscal period.

         Income Taxes. Tax benefits resulting from net losses incurred for the six month periods ended December 31, 1999 and 1998 were not recognized as we recorded a full valuation allowance against the net operating loss carryforwards during the periods.

         Net Loss. For the six months ended December 31, 1999, we had a net loss of ($539,670) or ($.16) loss per share as compared to a net loss of ($922,401) or ($.28) loss per share for the six months ended December 31, 1998. The loss decreased primarily due to higher realized gains on the sale of marketable securities offset by higher sales and marketing costs incurred to promote clickNsettle.com.

Year Ended June 30, 1999 Compared to Year Ended June 30, 1998

         Revenues. Revenues increased 8% to $4,158,506 for the year ended June 30, 1999 from $3,847,975 for the year ended June 30, 1998. Both the number of cases heard and the average dollars earned per case increased in the current year from the prior year. At the end of the second quarter of fiscal year 1999, we realigned our sales operations in order to enhance our ability to process a higher volume of cases as well as to better market our services to potential customers. This was evidenced by a 16% increase in revenues in the fourth quarter of fiscal year 1999 as compared to the fourth quarter of fiscal year 1998.

         Cost of Services. Cost of services increased 12% to $1,081,309 for the year ended June 30, 1999 from $969,345 for the year ended June 30, 1998. The higher volume of business serviced resulted in greater hearing officer fees. Additionally, higher fees were incurred in fiscal year 1999 primarily due to a compensation charge relating to stock options granted to a hearing officer as well as payments to hearing officers in connection with the commencement of exclusive arrangements with the Company. Without these charges, the cost of services as a percentage of revenues remained stable at 25% for the fiscal years ended June 30, 1999 and 1998, respectively. The ratio of cost of services to revenues will fluctuate based on the number of hours per case, as well as the ability (or inability) of an office to take advantage of volume arrangements with hearing officers which usually lower the cost per case.

         Sales and Marketing. Sales and marketing costs decreased 2% to $2,048,058 for the year ended June 30, 1999 from $2,090,591 for the year ended June 30, 1998. Sales and marketing costs as a percentage of revenues decreased to 49% for fiscal year 1999 from 54% for fiscal year 1998. The decrease largely relates to advertising and external public relations expenditures. Such costs decreased by approximately $176,000 from $566,000 in fiscal year 1998 to $390,000 in fiscal year 1999. The decrease was largely due to the commencement of an advertising campaign during the third quarter of the 1998 fiscal year whereby we placed advertisements in a variety of media. The campaign was aimed at quickly establishing NAM as a brand name within the dispute resolution industry. As we believe we have made significant progress in achieving this goal, we have continued advertising to maintain our name recognition but at a reduced level. There can be no assurance that such expenditures will produce higher revenues. Offsetting this decline was an increase in sales salaries and related costs of approximately $102,000 as sales management and the sales force was strengthened to pursue additional business opportunities. Additionally, entertainment, promotions and travel expenses increased by approximately $33,000 as a result of sales visits to corporate headquarters of targeted clients throughout the country and Company-sponsored events for clients to promote the NAM brand name.

         General and Administrative. General and administrative costs increased 17% to $2,256,309 for the year ended June 30, 1999 from $1,932,158 for the year ended June 30, 1998. Furthermore, general and administrative costs as a percentage of revenues increased to 54% for fiscal year 1999 from 50% for fiscal year 1998. Most of the increase (approximately $185,000) relates to salary and related items due to increases in staff for data processing and other administrative functions, including temporary help, to support and develop clickNsettle.com, as well as NAM's traditional arbitration and mediation services. Secondly, there was an increase of approximately $67,000 relating to costs incurred in connection with seminars/conferences sponsored by us for marketing our services to potential clients in the arbitration and mediation industry and for employee training. Higher expenses were also incurred for rent (as the New York headquarters was expanded mid-year), legal fees and depreciation.

         Other Income (Expenses). Other income (expenses) changed from income of $514,985 for the year ended June 30, 1998 to an expense of ($67,595) for the year ended June 30, 1999. Other income (expense) is composed primarily of investment income and realized gains (losses) generated from investments. During the 1999 fiscal year, we sold a substantial portion of our marketable securities. As a result, net realized losses approximated ($166,000) for the year ended June 30, 1999 as compared to $356,000 of realized gains for the year ended June 30, 1998. In addition, investment income also declined as we reduced our investment portfolio and conservatively decreased our equity portfolio in favor of a larger concentration in money market funds.

         Income Taxes. Tax benefits resulting from net losses incurred for the years ended June 30, 1999 and 1998 were not recognized as we recorded a full valuation allowance against the net operating loss carryforwards during the periods. As of June 30, 1999, we had net operating loss carryforwards for Federal tax purposes of approximately $2,062,000 and net capital loss carryforwards for Federal tax purposes of approximately $166,000.

         Net Loss. For the year ended June 30, 1999, we had a net loss of ($1,294,765) or ($.39) loss per share as compared to a net loss of ($629,134) or ($.19) loss per share for the year ended June 30, 1998. The loss increased primarily due to lower investment income mainly as a result of losses realized from the sale of marketable equity securities, as well as higher costs incurred to develop, market and support our new electronic case resolution products and anticipated future growth.

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

         Revenues. Revenues increased 14% to $3,847,975 for the year ended June 30, 1998 from $3,377,062 for the year ended June 30, 1997. We attribute this increase in sales to a growing acceptance of our services as shown by the overall increase in the number of cases heard. Additionally, the opening of the Midwest region in the third quarter of the 1997 fiscal year contributed approximately $100,000 to the revenue growth in fiscal 1998.

         Cost of Services. Cost of services increased 14% to $969,345 for the year ended June 30, 1998 from $853,048 for the year ended June 30, 1997. The higher volume of business serviced resulted in greater hearing officer fees. Cost of services as a percentage of revenue remained stable at 25% for both fiscal years. The ratio of cost of services to revenues will fluctuate based on the number of hours per case, as well as the ability (or inability) of an office to take advantage of volume arrangements with hearing officers which usually lower the cost per case.

         Sales and Marketing. Sales and marketing costs increased 48% to $2,090,591 for the year ended June 30, 1998 from $1,412,348 for year ended June 30, 1997. This expense category includes amounts directly related to the production of sales; that is, salaries and commissions for sales executives, sales managers and account executives and applicable payroll taxes and employee benefits; advertising; promotions and travel and entertainment. Sales and marketing costs as a percentage of revenues increased to 54% for fiscal year 1998 from 42% for fiscal year 1997. Most of this increase relates to advertising costs which rose by approximately $472,000 to $566,000 for the year ended June 30, 1998. The increase was largely due to the commencement of an advertising campaign during the third quarter of the 1998 fiscal year whereby we placed advertisements in a variety of media (newspapers, law journals, insurance and business publications, outdoor, radio and television). The objective of the campaign is to increase awareness of us and our services. There can be no assurance that such expenditures will produce higher revenues. The remaining increase (approximately $206,000) relates to salary and related items. Firstly, higher sales commissions were incurred based on the higher volume of business. Secondly, primarily during the second half of fiscal year 1997 and into fiscal year 1998, personnel were hired to staff and support our expansion plans. In particular, sales management was strengthened at our headquarters in New York to better prepare us for a higher volume of cases. Finally, the Midwest region opened during the third quarter of fiscal 1997.

         General and Administrative. General and administrative costs increased 10% to $1,932,158 for the year ended June 30, 1998 from $1,761,994 for the year ended June 30, 1997. Furthermore, general and administrative costs as a percentage of revenues decreased slightly to 50% for fiscal year 1998 from 52% for fiscal year 1997. This category includes salaries of executives, accounting, data processing and administration/clerical and related payroll taxes and employee benefits, as well as all other overhead costs. Salary-related costs increased by approximately $189,000 as we expanded personnel, particularly at our headquarters in New York, primarily during the second half of fiscal year 1997 and into fiscal year 1998. All corporate activities, including marketing, finance, data processing, billing and collections, purchasing and scheduling of hearings, are centralized in New York. We believe that this structure provides a uniform and high-quality level of service for clients, in addition to enhancing the control environment and producing a more streamlined and efficient approach as we grow. Higher costs with respect to fees relating to being a public company (approximately $18,000) were more than offset by a decline in professional fees ($40,000).

         Other Income (Expenses). Other income (expenses) increased from $12,771 for the year ended June 30, 1997 to $514,985 for the year ended June 30, 1998. In the current fiscal year, other income was composed primarily of investment income and realized gains (losses) generated from investments. During the second half of the 1998 fiscal year, we sold a portion of our marketable securities and, as a result, net realized gains increased to approximately $356,000 for the year ended June 30, 1998 from approximately $16,000 for the year ended June 30, 1997. Also, in the prior year, in connection with the initial public offering, we contributed warrants underlying units sold by two executive officers and also agreed to pay the underwriting costs associated with shares sold by them. With respect thereto, we expensed $115,500 upon the consummation of the initial public offering in the second quarter of fiscal year 1997. In addition, other expenses in that period also included interest expense from a past private placement financing. This debt was satisfied in full as of November 20, 1996 with proceeds from our initial public offering.

         Income Taxes. Tax benefits resulting from net losses incurred for the years ended June 30, 1998 and 1997 were not recognized as we recorded a full valuation allowance against the net operating loss carryforwards during the periods. As of June 30, 1998, we had net operating loss carryforwards for Federal tax purposes of approximately $1,007,000.

         Net Loss. For the year ended June 30, 1998, we had a net loss of $629,134 as compared to a net loss of $637,557 for the year ended June 30, 1997. The loss decreased slightly as expenditures for a comprehensive advertising campaign and an investment in our infrastructure to support future growth were partially offset by higher revenues and realized gains on marketable securities.

Liquidity and Capital Resources

         At December 31, 1999, we had working capital surplus of $1,327,565 compared to $1,925,911 at June 30, 1999. Net cash used in operating activities was $845,895 for the six months ended December 31, 1999 versus $720,640 in the prior comparable period. The decrease in working capital and the increase in net cash used in operating activities occurred primarily as a result of the loss from operations.

         Net cash used in investing activities was $85,185 for the six months ended December 31, 1999 versus net cash provided by investing activities of $1,407,936 in the comparable prior period. The change in cash from investing activities was principally due to the higher level of net purchases of marketable securities during the current period as compared to the net sales and maturities of marketable securities in the prior period. Additionally, the establishment of a separate marketing group for clickNsettle.com resulted in higher purchases of computer equipment.

         We anticipate that cash flows, together with cash and marketable securities on hand, will be sufficient to fund our operations for the next year. In February 2000, we closed on a private placement offering with up to $8,850,000 in new equity financing. The financing included the issuance of $1,850,000 of Series A Exchangeable Preferred Stock and the availability of a $7,000,000 common stock Equity Line of Credit upon completion of an effective registration statement. The financing was made with a series of institutional investors. The purpose of the financing is to provide additional funds to further promote, market and enhance our clickNsettle.com Web site, and for general working capital.

Year 2000

         The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. We have completed its evaluation of the impact of the year 2000 issue on our business and currently do not expect to incur significant costs in the current fiscal year associated with year 2000 compliance or that year 2000 issues will have a material impact on our business, results of operations or financial condition. Our financial reporting system is currently year 2000 compliant. The relational database system used to manage our operations is capable of recognizing four digits to designate the year. We have converted our usage of the date fields from two digits to four digits with respect to our major operating system. We upgraded our network operating systems and all servers including our main system, email, Web site and file transfer protocol (FTP) servers to be year 2000 compliant. We contacted most of our major vendors that provide non-operating systems (i.e., those which supply payroll and benefit information, in particular) to ensure that they have properly addressed year 2000 issues.

                                  OUR BUSINESS

The Company

         We operate in one business segment to provide arbitration and mediation services, also known as alternative dispute resolution services, or ADR services, principally to insurance companies, law firms, corporations and municipalities, via in-person hearings, video-conferencing and over the Internet through our "clickNsettle.com" Web site. An ADR proceeding is designed as an alternative forum to the public court system for resolving civil disputes. We offer our clients access to qualified hearing officers (generally retired judges) to either mediate or arbitrate their disputes. We believe that we are one of the leading providers of ADR services to the insurance industry in the United States based upon the number of cases processed by us since 1992. We have offices currently located in New York, Massachusetts and Tennessee, through which we have the ability to provide ADR services on a global basis with a roster of over 1,100 qualified hearing officers.

         Our dispute resolution web site, clickNsettle.com was introduced in June 1999. The service, with patent pending, can be accessed 24 hours a day, 7 days a week and is being targeted to the multi-billion dollar litigation market. Although additional amounts will be expended in further developing and refining this service during most of fiscal year 2000, we believe that clickNsettle.com has the potential to be successful for the following reasons:

         o designed to process a large volume of cases electronically with a lower cost per case;

         o ability to broaden our client base as the program is beneficial to all litigants with disputes that can be resolved with a monetary settlement;

         o    easy accessibility by potential users via the Internet;

         o    ability to reach potential users on a global basis;

         o    lead generator for traditional ADR business;

         o    ability to benchmark data on settlements by injury and venue; and

         o reporting capabilities to summarize and provide analysis of a client's entire ADR program including traditional arbitration and mediation conferences and electronic settlements over the Internet.

         We believe that ADR business is a growing service industry based upon the continuing inability of the public court system to manage effectively its docket of civil cases. An ADR proceeding streamlines the traditional cumbersome public litigation process. As compared to the public court system, an ADR proceeding generally offers litigants:

         o    a faster resolution;

         o    confidentiality;

         o    reduced expenses;

         o    flexibility in procedures and solutions; and

         o    control over the process.

         With respect to business-to-business disputes, ADR proceedings also can preserve business relations among the parties because its nature is less adversarial and may be resolved promptly.

         Our objective is to become the leading global provider of Web-enabled dispute resolution services; to offer one-step shopping for anyone involved in any type of dispute, anywhere in the world; and to provide this service more quickly, economically and efficiently than previously possible. We intend to achieve this goal by employing the following strategies:

         o marketing our Internet settlement Web site, clickNsettle.com, which is designed to attract a larger customer base on a global scale with lower incremental costs;

         o expanding the functionality of clickNsettle.com to address multi-party disputes, class-action litigation and other new markets, including multi-jurisdictional claims which are becoming more commonplace as a result of the global transition towards e-commerce;

         o focusing the advertising campaign initiated during fiscal year 1998 towards building brand recognition for clickNsettle.com;

         o accelerating efforts to secure exclusive relationships with corporations and law firms in order to obtain contracts on a national and regional basis by capitalizing on our market position;

         o exploring strategic alliances with business entities that have the ability to promote clickNsettle.com and our legacy ADR services to their customers; and

         o    becoming a primary provider of international dispute resolution

         We believe that the domestic ADR industry is, other than a few national entities, generally fragmented into small ADR service providers. We further believe that the trend in the ADR industry is toward consolidation of providers who are capable of offering national and regional ADR programs. We believe that our current strategies and marketing plans will enable us to exploit this trend.

Services Offered

         clickNsettle.com. At the end of June 1999, we introduced clickNsettle.com, an Internet based, interactive virtual court service that offers an alternative to traditional litigation. clickNsettle.com utilizes a direct settlement format that allows disputing parties to enter an unlimited number of "blind" and confidential offers and demands, via the Internet, to settle cases. Through this service we provide disputants with the ability to negotiate a case with their adversary without actually "tipping their hand" about what amount they would accept for settlement. The demands and offers are secure. Only the settlement figures are ever revealed. This ensures that neither party loses any negotiating leverage if a settlement is not reached. In the event of non-settlement, the parties may automatically submit the case for traditional arbitration and mediation with us. The service, with patent pending, can be accessed 24 hours a day, 7 days a week and also provides detailed reporting of both in-person arbitration and mediation results and electronic settlement statistics.

         Arbitration. Our arbitration procedure follows a format essentially similar to a non-jury trial in the public court system. Parties are given a forum in which to present their cases. Litigants are spared the time delays and some of the cumbersome procedures commonly associated with public court trials. Our hearings are generally governed by our rules of procedure. The parties, however, may depart from these rules and proceed in the fashion they deem desirable for the resolution of the case. The parties select a panel member from a list of our hearing officers.

         The hearings are private, thereby providing a level of confidentiality not readily available in the public court system. Subject to the parties' agreement, the proceedings may include discovery, examination of non-party witnesses, the filing of post-hearing briefs and other matters that may arise in the conduct of non-jury trials.

         The arbitrations are usually one of the following:

         o a regular arbitration, in which the hearing officer has authority to issue a ruling and/or award a remedy without limitations;

         o a "high/low" arbitration, where the parties may choose to set the parameters of the award by pre-selecting the high and low dollar limits that can be awarded by the hearing officer; and

         o the so-called "baseball" arbitration, which typically involves the submission by each party of their last best figure and the reason why it should be accepted; the hearing officer's binding recommendation is restricted to either one figure or the other.

         These types of arbitration are not exclusive, and the hearing officers may fashion remedies in accordance with whatever parameters are agreed to by the parties.

         Generally arbitration decisions are binding in nature and, unless otherwise stipulated by the parties, are appealable in only limited circumstances in the public court system. We do not currently offer any type of appeal procedure. Our arbitration decisions are generally enforceable in the public court system by following prescribed filing procedures in the applicable local jurisdiction.

         Mediation (Settlement Conferencing). The mediation method used by us is settlement conferencing, in essence a non-binding process. Settlement conferencing provides an opportunity for parties to reach an early, amicable resolution without undue expense and time-consuming litigation. The voluntary process of settlement conference mediation can be an effective tool for a wide variety of disputes, including tort claims and commercial conflicts.

         The parties and a hearing officer attend the settlement conference. Each party may choose to submit a settlement conference memorandum setting forth a brief summary of facts, indicating, for example, why each party has or does not have liability and, if applicable, a statement of the party's damages. At the settlement conference, each party is given an opportunity to describe the facts of the case and explain its position. Thereafter, the hearing officer meets privately with each side on an alternating basis to evaluate their respective cases, and receives proposed concessions that each party might make, and potential settlement figures that each party may offer, with a view toward guiding the parties to the settlement of their dispute. Settlement figures and possible concessions are typically not discussed between a party and the hearing officer without the other party's express consent to disclosing its position. In the majority of instances, the settlement conference procedure results in the resolution of all issues.

         Other ADR Services. In addition to mediations and arbitrations, we offer, among other services, advisory opinions and specialized dispute resolution programs depending on the parties' particular needs. We also offer Case Resolution Days. Case Resolution Days are events usually scheduled at an insurance company client's office in which we arrange for parties to hold high volume direct settlement meetings without the participation of a hearing officer. If the individual meetings do not resolve the dispute, we provide a hearing officer to mediate the dispute if the parties wish to further pursue settlement.

         Video Conferencing. We have the ability to offer video conferencing capabilities. Clients can participate in and observe hearings without leaving their offices, using this service. This results in the reduction of certain costs to the client associated with the ADR process. This capability allows us to provide services to a wider range of clients on a geographical basis. In addition, the video conferencing equipment, which can be purchased or leased directly from us, has applications beyond the ADR area for clients.

Marketing and Sales

         At the end of the second quarter of fiscal year 1999, we realigned our sales operations to enhance our ability to process a higher volume of cases as well as to better market our services to potential customers. We appointed certain account representatives as regional marketing supervisors. Regional marketing supervisors actively pursue new business as well as increase the volume of business with existing clients through in-person meetings, presentations, educational seminars relating to ADR services and periodic monitoring of a client's ADR activity. The remaining account representatives concentrate their time and efforts on processing case submissions and working closely with clients on a daily basis to ensure the highest level of customer satisfaction. Additionally, during the first quarter of fiscal year 2000, we designated a team of account representatives to concentrate their marketing efforts on our Internet case resolution service, clickNsettle.com. As of March 1, 2000, we employed 21 account representatives to market both our ADR and Internet case resolution services. Account representatives are salaried employees.

         For the most part, our Executive Vice Presidents supervise account executives. Account executives in the regional offices may first report to a regional manager who then reports to an Executive Vice President. The regional managers' employment agreements provide for additional compensation based on the profits of the manager's operation.

         With regard to the hiring and training of account executives, the Executive Vice Presidents are usually involved in the interview process. Account executives are trained over approximately a two-week period. This training period may vary depending on the overall abilities of each candidate, the level of prior experience and their aptitude to assimilate the required marketing skills. The training includes the development of sales/service techniques and the introduction to our customers. After this initial period, the new account executive's performance is closely monitored. In addition, staff meetings are generally held weekly to review progress against goals and to enhance marketing skills.

         The majority of our clients are insurance carriers and law firms. One insurance company customer represented approximately 9% and 12% of total revenues for the years ended June 30, 1999 and 1998, respectively. However, we work with more than 70 individual offices of the insurance company, which in total equal the aforementioned percentages of revenue. The next largest insurance company customer represented approximately 3% of revenues for the years ended June 30, 1999 and 1998, respectively. The balance of the revenue base is distributed among approximately 2,200 clients in both fiscal years 1999 and 1998.

         We, when appropriate, seek contracts with our clients. Further, we are currently enhancing our efforts to obtain volume commitments from existing and new clients.

Competition

         The ADR business is highly competitive, both on a national and regional level. We believe that barriers to entry in the private ADR business are relatively low, and new competitors can begin doing business relatively quickly. We believe this because the provision of ADR services only requires the consent of all parties to submit their dispute for resolution through a proposed ADR provider. There are two types of competitors: not-for-profit and for-profit entities. We believe the largest not-for-profit competitor is the American Arbitration Association and that they have a significant market share in complex commercial cases. The insurance industry has also continued its support for Arbitration Forums, a not-for-profit organization created to service primarily the insurance subrogation market.

         We believe that the domestic private ADR industry is, other than a few national entities, generally fragmented into small ADR service providers. We believe that Judicial Arbitration Mediation Services, Inc./Endispute ("JAMS") is the largest for-profit ADR provider in the country. Our competitors include, among others,

         o    JAMS,

         o    Cybersettle,

         o    National Arbitration Forums and

         o    Island Arbitration and Mediation.

         In addition, several public court systems, including the federal and certain state courts in New York, our major market, have instituted court-coordinated programs. To the extent that the public courts reduce case backlogs and provide effective dispute resolution mechanisms, our business opportunities in such markets may be significantly reduced.

         Increased competition could decrease the fee charged for our services, and limit our ability to obtain experienced hearing officers. This could have a materially adverse effect on our ability to be profitable in the future. In addition, we compete with other ADR providers to retain the services of qualified hearing officers.

         As compared to the majority of our competitors, we believe that we compete based primarily upon reputation, price, and the ability to manage scheduling of hearings effectively. We believe that we have certain advantages that enable us to better serve our clients. These advantages include:

         o a fully interactive case resolution Web site which enables parties to resolve disputes by making an unlimited number of blind and confidential settlement offers and demands via the Internet from anywhere in the world, 24 hours a day, 7 days a week;

         o exclusive agreements with many of our qualified hearing officers, who are generally former judges;

         o    account executives dedicated to specified clients;

         o    the ability to monitor and control the scheduling of matters; and

         o videoconferencing capability that allows clients to participate in or observe a proceeding without leaving their office.

         We cannot assure you, however, that these perceived advantages will enable us to compete successfully in the future.

Government Regulation

         ADR services that are offered by private companies, like us, are not presently subject to any form of local, state or federal regulation. ADR services that are offered by the public courts are subject to the rules set forth by each jurisdiction and the dictates of the individual judge assigned to preside over the dispute.

Employees

         As of March 1, 2000, we employed 49 persons, including four part time employees; of these, five were in executive positions, three of which devote substantially all their attention to sales; 24 were sales managers and sales account representatives and the remaining 20 employees support our operations with respect to information technology, accounting, scheduling, confirming, billing and other administrative duties. We also currently utilize the services of various temporary employees who are eligible for long-term employment.

Hearing Officers

         As of March 1, 2000, we maintained relationships with over 1,100 hearing officers and have exclusive agreements with respect to ADR proceedings with a number of these hearing officers. Such hearing officers accounted for approximately 65% of the number of cases handled by us for the year ended June 30, 1999. The balance of non-exclusive hearing officers makes their services available to us on a case-by-case basis. With the exception of the exclusive hearing officers, the remainder of our roster of hearing officers can provide their services to competing ADR providers. Compensation to the hearing officers is based on the number of proceedings conducted and the length of time of such proceedings.

Properties

         We currently maintain two leased facilities, all of which are located in office buildings. We lease 6,330 square feet of space at 1010 Northern Boulevard, Great Neck, New York for our corporate headquarters and for providing ADR services in the metropolitan New York area. The lease expires December 2003. We also lease 1,320 square feet of space, which lease expires November 2000, for our North Easton, Massachusetts office. We believe this space is adequate for our reasonably anticipated future needs.

         The aggregate rental expense for all of our offices was $191,983 during the year ended June 30, 1999.

Legal Proceedings

         There is no material litigation currently pending against us.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers and directors:


          Name                              Age          Position
          ----                              ---          --------

Roy Israel                                  40          Chief Executive Officer, President and Chairman of the
                                                        Board of Directors

Cynthia Sanders                             40          Vice President, Sales Development and Director

Daniel Jansen                               36          National Accounts Manager and Director

Patricia Giuliani-Rheaume                   42          Chief Financial Officer, Vice President and Treasurer

Robert P. Mack                              30          Executive Vice President of clickNsettle.com, LLC

Kathleen O'Donnell                          36          Executive Vice President of Client Services

Ronald Katz                                 43          Director

Jeffrey L. Lederer                          52          Director

Anthony J. Mercorella                       76          Director


         Mr. Israel has been our Chairman of the Board of Directors, Chief Executive Officer, and President since February 1994. Immediately prior to holding such positions, Mr. Israel was President, Director, and founder of National Arbitration & Mediation, Inc. ("NA&M"), a wholly-owned subsidiary of the Company until merged with the Company in June 1999.

         Ms. Sanders has been Vice President, Sales Development since December 1999 and was Executive Vice President from February 1994 through December 1999. Immediately prior to holding such positions, Ms. Sanders was the Executive Vice President of NA&M since May 1993. She has been one of our directors since February 1994.

         Mr. Jansen has been our National Accounts Manager since June 1997. Prior to such date, he had served as the Director of Regional Offices of the Company since February 1994. Immediately prior to holding such positions, he had been a Senior Account Executive with NA&M since September 1992. He has been one of our directors since February 1994.

          Ms. Giuliani-Rheaume has been our Vice President, Chief Financial Officer, and Treasurer of the Company since February 1997. Immediately prior to holding such positions, Ms. Giuliani-Rheaume was the Vice President and Corporate Controller of The Robert Plan Corporation, an insurance services company, since April 1991. Prior thereto, Ms. Giuliani-Rheaume was an audit senior manager with KPMG Peat Marwick LLP. Ms. Giuliani-Rheaume is a certified public accountant and a member of the AICPA and the New York State Society of CPAs.

         Mr. Mack has been Executive Vice President of clickNsettle.com, LLC, a wholly owned subsidiary of the Company, since September 1999. Immediately prior thereto, Mr. Mack held various positions at Ingersoll-Rand and/or its subsidiaries since 1993: Manager of Business Development from January 1999 to September 1999; Regional Manager, Asia/Pacific, from March 1996 to December 1998 and Senior Auditor from August 1993 to February 1996. Prior thereto, Mr. Mack was a senior accountant at KPMG Peat Marwick LLP. Mr. Mack is a certified public accountant.

         Ms. O'Donnell has been our Executive Vice President of Client Services since February 2000. Immediately prior to holding such position, Ms. O'Donnell was our Vice President, Marketing since February 1999. Prior thereto, Ms. O'Donnell held various positions with NAM since 1994: New York Regional Manager from March 1997 to February 1999; Team Leader from December 1995 to March 1997 and Account Executive from September 1994 to December 1995.

         Mr. Katz is a partner at Rubin & Katz LLP, a Certified Public Accounting Firm and has been affiliated with such firm since December 1986. Mr. Katz is a certified public accountant and a member of the AICPA and the New York State Society of CPAs. He has been one of our directors since February 1998.

         Mr. Lederer is currently a senior principal of Brook Asset Management LLC and was a general partner of Glickenhaus Company until December 1995. Prior thereto, he was a general partner of Neuberger & Berman, a New York investment firm. He has been one of our directors since July 1999.

         Hon. Mercorella is a senior partner of the law firm of Wilson, Elser, Moskowitz, Edelman & Dicker and has been a partner with such firm since 1984, which he joined upon his retirement as a Justice of the Supreme Court of the State of New York. Judge Mercorella also serves as a hearing officer for the Company. He has been one of our directors since February 1997.

Committees of the Board of Directors

         The Compensation Committee is authorized to review and make recommendations to the Board of Directors on all matters regarding the remuneration of our executive officers, including the administration of our compensation plans, other than our Stock Option Plan. The current member of this Committee is Mr. Mercorella.

         The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of our independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor, and determining the nature and extent of issues, if any, presented by such audit warranting consideration by the Board. The current members of this Committee are Mr. Katz and Mr. Lederer.

         The Special Financing Committee is responsible for negotiating, finalizing and executing all proposed financing transactions. The current members of this Committee are Mr. Israel, Mr. Katz and Mr. Lederer.

Directors' Compensation

         Non-employee directors receive a fee of $250 for each meeting of the Board attended, a fee of $150 for each meeting of any committee of the Board attended and reimbursement of their actual expenses. In addition, pursuant to our Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan (the "Plan"), each non-employee director will be granted options to purchase 2,500 shares of our common stock per annum at an exercise price equal to the closing bid price of the underlying common stock as reported by the Nasdaq SmallCap Market on the date of grant, which shall be the last trading date in June of each year.

Compensation Committee Interlocks

         No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationships existed in the past.

Employment Contracts and Termination of Employment and Change In Control Arrangements

         Roy Israel. Mr. Israel's employment agreement with the Company expires June 30, 2002. Pursuant to this agreement, he currently receives an annual base salary of $252,810, an annual base salary increase equal to the greater of 6% or an amount which reflects the increase in the Urban Consumer Price Index, and an annual bonus at the discretion of the Board of Directors. In addition, the agreement provides, among other things, that NAM shall pay up to an aggregate of $15,000 per policy year for a key man life insurance policy in favor of the Company for $1,000,000 and life insurance in favor of the estate of Mr. Israel, as well as a disability policy for coverage of 60% of his base salary, and an allowance for leasing an automobile (up to a monthly lease payment of $1,000.) If his duties are changed without his consent and such change results in Mr. Israel no longer being our most senior executive officer, then he is entitled to terminate the agreement and receive three times of his then current base salary, payable over a one year period, and the maintenance of his benefits for a one year period or until the end of the term of the agreement, whichever is longer. In addition, if within two years of a change in control of the Company, as such term is defined in the agreement, Mr. Israel is terminated without cause or the agreement is terminated by Mr. Israel due to a change of duties, Mr. Israel shall receive a lump sum payment equal to three times his then current base salary, and the maintenance of his benefits for one year. The agreement also contains a one-year non-competition clause if the agreement is terminated for any reason or upon expiration.

         Cynthia Sanders. Ms. Sanders's employment agreement with the Company expires June 14, 2001 (with automatic one-year renewals unless terminated within 60 days of the end of an employment term by either party). Pursuant to this agreement, she currently receives an annual base salary of approximately $92,500, an annual base salary increase equal to 5% and an annual bonus at the discretion of our Chief Executive Officer. In addition, the agreement provides, among other things, that we shall pay for full family health insurance, and a $400 a month allowance for leasing an automobile. The agreement also contains a one-year non-competition clause if the agreement is terminated for any reason or upon expiration.

         Patricia Giuliani-Rheaume. Ms. Giuliani-Rheaume's employment agreement with the Company currently expires December 31, 2000. It automatically renews for one-year terms unless terminated within 45 days of the end of an employment term by either party. Pursuant to this agreement, she currently receives an annual base salary of $135,000, an annual bonus at the discretion of the Company's Chief Executive Officer, and options to purchase 40,000 shares of common stock. In addition, the agreement provides, among other things, that we shall pay for a life insurance policy of $250,000, full family health insurance, and a $400 a month allowance for leasing an automobile. The agreement also contains a one-year non-competition clause if the agreement is terminated for any reason or upon expiration. If the agreement is terminated without cause, Ms. Giuliani-Rheaume shall receive a payment of severance of an amount equal to six months of the base salary in effect at such time.

         Robert P. Mack. Mr. Mack's employment agreement with the Company expires September 12, 2000. Pursuant to this agreement, he is entitled to receive an annual base salary of $100,000, an annual bonus at the discretion of the Company, a signing bonus of $22,000 to cover costs of relocation, a payment of $23,430 plus tax gross up to cover tuition costs to be repaid to his former employer and options to purchase 75,000 shares of common stock. In addition, the agreement provides that Mr. Mack shall be entitled to participate in our benefits programs and shall be entitled to a $400 a month allowance for leasing an automobile. The agreement also contains a one-year non-competition clause if the agreement is terminated for any reason or upon expiration.

Executive Compensation and Other Information

         The following summarizes the aggregate compensation paid during fiscal year 1999 to the Company's Chief Executive Officer and any officer who earned more than $100,000 in salary and bonus pursuant to their contracts (the "Named Persons"):

                                                  Summary Compensation Table
                                                                                      Long Term           Other
                                                   Annual Compensation              Compensation       Compensation
                                                                    Other Annual                        All Other
Name and Principal Position       Year       Salary       Bonus      Compensation       Options       Compensation(1)
---------------------------       ----       ------       -----      ------------       -------       ---------------

Roy Israel, President, Chief      1999      $239,417     $60,000     $18,064(1)          210,000(2)      $ 14,110(3)
Executive Officer and Chairman    1998      $225,865     $25,000     $14,924(1)           60,000         $ 14,110(3)
of the Board                      1997      $ 94,202          --          --                  --         $124,000(4)

Cynthia Sanders, Executive        1999      $105,197          --          --               52,600(2)     $  2,500(3)
Vice President and Director       1998      $ 96,271          --          --               35,000        $  2,500(3)
                                  1997      $ 90,675                      --                   --        $  2,500(3)

Patricia Giuliani-Rheaume, Vice   1999      $124,746          --          --               43,400(2)     $  2,400(3)
President, Chief Financial        1998      $118,965          --          --               20,000        $  2,400(3)
Officer and Treasurer             1997      $ 47,292      $5,000          --               40,000        $  1,000(3)

----------

(1) Such amount represents tax gross ups for Mr. Israel for medical, life and disability payments.

(2) Such figure is also reflected in the table for Options Granted in Last Fiscal Year.

(3) Such amount represents premium payments on life insurance policies for the named executive officer.

(4) Such amount includes life insurance expenses and a one-time insurance pay out in the amount of $43,000 pursuant to Mr. Israel's former employment contract that terminated on June 30, 1997.

                                     Option Granted in the last fiscal year


Name and Principal            Number of Securities   % of Total       Exercise or Base  Market      Expiration Date
Position                      Underlying Options     Options          Price             Price on    of the Options
                              Granted                Granted to                         Date of
                                                     Employees in                       Grant
                                                     Fiscal Year

Roy Israel                    210,000                35.6%            (A)               $1.375      (B)

Cynthia Sanders               52,600                 8.9%             $1.375            $1.375      11/18/08

Patricia Giuliani-Rheaume     43,400                 7.3%             $1.375            $1.375      11/18/08



(A) 114,000 options are exercisable at a price of $1.375 per share and 96,000 options at a price of $1.5125 per share.

(B) The expiration date for 114,000 options is 11/18/08 and the expiration date for 96,000 options is 11/18/03.


Stock Option Plan

         Our Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan allows us to grant options to our employees, officers, directors, consultants and advisors to purchase up to 2,000,000 shares of our common stock. The Plan is administered by the board of directors, which has the authority to designate the number of shares to be covered by each award and the vesting schedule of such award, among other terms. The option period during which an option may be exercised shall not exceed ten years from the date of grant and will be subject to such other terms and conditions of the Plan. Unless the board of directors provides otherwise, option awards terminate when a participant's employment or services end, except that a participant may exercise an option to the extent that it was exercisable on the date of termination for a period of time thereafter. Directors who are not officers of the Company receive annually, on the last trading day of June, stock options for 2,500 shares at an exercise price equal to the fair market value of the stock on the date of the grant. As of March 1, 2000, 1,115,500 shares of our common stock have been granted under our Stock Option Plan.

Indemnification of Directors and Executive Officers and Limitation of Liability

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o    under section 174 of the General Corporation Law; or

     o for any transaction from which such director derives improper personal benefit.

The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 1, 2000, certain information with respect to the beneficial ownership of each class of the Company's equity securities by each director and director nominee, beneficial owners of 5% or more of common stock of the Company, the Named Persons and all directors and executive officers of the Company as a group:(1)

                                               Amount and Nature of
Name of Beneficial Owner(2)                    Beneficial Ownership               Percent of Total
---------------------------                    --------------------               ----------------

Roy Israel (3)                                      1,394,889                            38.4%
President, Chief Executive Officer and
Chairman of the Board

Cynthia Sanders(4)                                    174,355                             5.0%
Vice President and Director

Daniel Jansen                                          23,165                                *
National Accounts Manager and Director

Ronald Katz(5)                                        103,000                             3.0%
Director

Jeffrey L. Lederer(6)                                  75,000                             2.1%
Director

Anthony J. Mercorella(7)                                6,000                                *
Director


Joseph Stevens & Company, Inc.                        286,073                             7.7%
(8)

All Officers and Directors as a                     1,868,809                            48.1%
Group (9 persons)
(3)(4)(5)(6)(7)(9)

-------------------
*     Less than one percent (1%).

(1) Applicable percentage of ownership is based on 3,442,233 shares of common stock, which were outstanding on March 1, 2000, plus, for each person or group, any securities that person or group has the right to acquire within sixty (60) days pursuant to options and warrants.

(2) The address for each individual is c/o NAM Corporation, 1010 Northern Boulevard, Suite 336, Great Neck, New York 11021.

(3) Includes options to purchase 165,000 shares of common stock and warrants to purchase 7,000 shares of common stock, all of which have vested and are exercisable. Also includes 61,903 shares owned by Mr. Israel's wife, Carla Israel, the Secretary of the Company, and options to purchase 17,750 shares of the Company's common stock which is fully vested and exercisable. Mr. Israel disclaims beneficial ownership as to such shares.

(4) Includes options to purchase 61,300 shares of the Company's common stock, which have fully vested and are exercisable.

(5) Includes warrants to purchase 7,500 shares of the Company's common stock, which are vested and exercisable, and options to purchase 3,500 shares of the Company's common stock, which are fully vested and exercisable.

(6) Consists of warrants to purchase 75,000 shares of common stock which are fully vested and exercisable.

(7) Includes warrants to purchase 1,000 shares of common stock, which are currently exercisable and options to purchase 3,000 shares of the Company's common stock, which are fully vested and exercisable.

(8) 31,023 shares and 10,050 warrants are held in Joseph Stevens & Company, Inc.'s market making account. This information was taken from Form 13G as filed by Joseph Stevens & Company, Inc. on February 10, 1999 as well as other information known to the Company. On such form, Joseph Stevens & Company, Inc. listed Joseph Sorbara and Steven Markowitz as controlling shareholders and directors of Joseph Stevens & Company, Inc., and therefore, as beneficial owners of these same shares and warrants.

(9) Includes (i) options to purchase 81,700 shares of common stock held by Patricia Giuliani-Rheaume, the Chief Financial Officer and Treasurer of the Company, which have vested and are fully exercisable; (ii) options to purchase 10,000 shares of common stock held by Kathleen O'Donnell, the Executive Vice President of Client Services, which have vested and are fully exercisable; and (iii) warrants to purchase 400 shares of common stock, which are currently exercisable, and 300 shares of common stock held by Robert P. Mack, Executive Vice President of clickNsettle.com, LLC.

                              CERTAIN TRANSACTIONS

         In the last two years, there has not been, nor is there currently proposed, any material transactions between us and any of our officers, directors, or 5% stockholders, other than compensation agreements and other arrangements, which are described where required in "Management."

         On March 25, 1998, we announced our intention to acquire, in open market transactions, up to 300,000 shares of our common stock. On March 25, 1999 we extended the plan by an additional 300,000 shares of our common stock. Purchases, if any, are to be made from time to time at prevailing market prices through March 25, 2000. Purchases may be discontinued at any time with or without purchasing any or all of the 600,000 shares. As of March 1, 2000, we have not acquired any such shares of our common stock.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 15,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share, 2,100 of which have been designated as Series A Exchangeable Preferred Stock. As of March 1, 2000, there were 3,442,233 shares of common stock and 1,850 shares of Series A Exchangeable Preferred Stock outstanding.

Common Stock

         Subject to preferences that may be applicable to any prior rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

         Equity Line of Credit. On February 16, 2000, we entered into an Equity Line of Credit Agreement with Moldbury Holdings Limited. Under this agreement, we have the right, until February 15, 2003, to require that Moldbury Holdings Limited purchase between $500,000 and $7,000,000 of our common stock. The maximum and minimum amounts that we can require Moldbury Holdings Limited to purchase at any given time is subject to a floating number based on our closing bid price and our average trading volume in a thirty day period. The price per share in each such purchase shall be the greater of (i) 89% of the average closing bid price for the day of our notice to Moldbury Holdings Limited requesting its purchase and the two days preceding our notice and the two days following our notice and (ii) the minimum price set by us for such purchase. Moldbury Holdings Limited is not required to make any purchase if the shares being purchased are not registered pursuant to a then-effective registration statement.

Preferred Stock

         The Board is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. The Board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

         The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of NAM.

         We have designated 2,100 shares of our preferred stock as Series A Exchangeable Preferred Stock. The Series A Exchangeable Preferred Stock has the following terms:

o No voting rights, except that holders of 75% of the Series A Exchangeable Preferred Stock must approve changes to the Certificate of Designation for the Series A Exchangeable Preferred Stock and issuances of our securities with rights senior to the Series A Exchangeable Preferred Stock.

o Dividends accrue at a rate of 4% annually, unless our 30 day average trading price is equal to or greater than $9.00 at any time after July 15, 2000, in which case dividends will cease to accrue and accrued but unpaid dividends will be canceled. Dividends may be paid, at our option, in cash or in registered common stock.

o In the event of our liquidation, the holders of the Series A Exchangeable Preferred Stock shall receive, before any payments to our common stock holders, $1,000 per share plus any accrued but unpaid dividends.

o In the event of a change in control of the corporation the holders of the Series A Exchangeable Preferred Stock may receive, before any payments to our common stock holders, $1,000 per share plus any accrued but unpaid dividends.

o Holders of the Series A Exchangeable Preferred Stock may exchange such shares into shares of our common stock at any time and must exchange such shares upon our written request which cannot be made until the earlier of February 14, 2002 or the date upon which the average closing bid price of our common stock for five consecutive trading days is at least $10.00 and our average daily trading volume for the thirty consecutive trading days ending on the fifth day is at least 40,000 shares and the common stock underlying the outstanding Series A Exchangeable Preferred Stock is registered pursuant to a then-effective registration statement.

o Until July 15, 2000 the exchange rate for each share of the Series A Exchangeable Preferred Stock is equal to the stated value of $1,000 divided by the Set Price, which is $10.45.

o On July 15, 2000 and after, the exchange rate for each share of Series A Exchangeable Preferred Stock is equal to $1,000 divided by the lesser of
     (i) the Set Price or (ii) the Market Price, which is the average of any three consecutive closing bid prices of our common stock during the thirty trading day period ending on the day immediately prior to the exchange.

o In the event that at the time of any exchange, the exchange rate per share is less than $6.00, at our option, we can pay the exchange in common stock, cash, or a combination of common stock and cash.

o Until February 14, 2001, the exchange rate will never be greater than the Set Price or less than $2.375.

o After the earlier of an underwritten secondary offering of our common stock or August 15, 2000, we can redeem the Series A Exchangeable Preferred Stock, in whole or in part, at a price equal to $1,400 per share, plus accrued, but unpaid dividends.

Warrants

         In connection with the sale to certain investors of the Series A Exchangeable Preferred Stock, we issued warrants to purchase up to 46,250 shares of our common stock at a price per share of $10.52, exercisable on or after August 15, 2000 and expiring on the close of business on August 15, 2005.

         In connection with the Equity Line of Credit Agreement with Moldbury Holdings Limited, we issued a warrant to Moldbury Holdings Limited to purchase up to 60,000 shares of common stock at a price per share of $9.34, seventy-five percent (75%) of which vested and became exercisable on February 17, 2000 and the remaining twenty-five percent (25%) which will vest and become exercisable after Moldbury Holdings Limited has invested three million five hundred thousand dollars ($3,500,000) to purchase shares of common stock under the terms and conditions of the Equity Line of Credit Agreement. Such warrants expire on the close of business on February 17, 2003.

Redeemable Warrants

         Each Warrant entitles the registered holder thereof to purchase one share of common stock at a price of $6.00, subject to adjustment in certain circumstances. These warrants expire on November 13, 2001.

         The Warrants are redeemable by us at any time, subject to the prior written consent of Joseph Stevens & Company, the managing underwriter in our initial public offering, upon written notice of not less than 30 days, at a price of $.05 per Redeemable Warrant, provided that the closing bid price of our common stock on Nasdaq (or last sale price if quoted on a national securities exchange) equals or exceeds 150% of the warrant exercise price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The Warrant Holders shall lose their right to exercise their Warrants if such right is not exercised prior to redemption by the Company on the date for redemption specified in the notice of redemption or any later date specified in a subsequent notice.

         The exercise price and number of shares of common stock or other securities or property issuable on exercise of the Redeemable Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

         The Warrant holders do not have the rights or privileges of holders of common stock. Upon notice to the holders of the Redeemable Warrant, we have the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

         The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the respective expiration date (or earlier redemption date) of such Warrants at the office of Continental Stock Transfer & Trust Company, the agent for the Warrants, with a completed and executed "Election of Purchase" form and payment of the full exercise price for the number of Warrants being exercised.

Transfer Agent, Warrant Agent, and Registrar

         Our Transfer Agent, Warrant Agent, and Registrar is Continental Stock Transfer & Trust Company. Their address is 2 Broadway, New York, New York 10004.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

         The shares of common stock and Redeemable Warrants offered hereby for sale by Joseph Stevens & Company and by Marc Steinberg will be acquired by such Selling Securityholders upon exercise of Unit Warrants and upon exercise of the Warrants underlying the Unit Warrants. The Unit Warrants were sold to Joseph Stevens & Company, the Managing Underwriter of our initial public offering, for an aggregate purchase price of $14 in connection with our IPO as part of their underwriting compensation. The Unit Warrants, which are exercisable during the four-year period commencing November 13, 1997, entitle the holders thereof to purchase, in the aggregate, up to 140,000 shares of common stock at an exercise price of $5.80 per share and up to 140,000 Warrants to purchase 140,000 shares of common stock at an exercise price of $6.00 per share.

         The shares of common stock offered hereby for sale by Moldbury Holdings Limited, Trinity Capital Advisors, Inc. and the holders of our Series A Exchangeable Preferred Stock have been or will be acquired by such Selling Securityholders pursuant to our Equity Line of Credit Agreement or a private placement of our Series A Exchangeable Preferred Stock which was completed on February 16, 2000 and February 15, 2000 respectively.

         The table below sets forth certain information, as of the date of this prospectus, with respect to the amount and percentage ownership of each selling shareholder before this offering, the number of shares covered by this prospectus with respect to each selling shareholder, and the amount and percentage ownership of each selling shareholder after this offering, assuming that all of the shares covered by this prospectus are sold by the selling shareholders. None of the selling shareholders has had any position, office, or other material relationship with us within the past three years, other than as a result of the ownership of the shares or other securities of ours.

                                            Selling Security Holders
                                  Number of Shares          Number of      % Owned Before      % Owned After
Name of Security Holder          being Registered           Warrants         Offering(1)          Offering(2)
-----------------------          -----------------          ---------        -----------          -----------
Joseph Stevens & Co.                    122,500             122,500              3.7                   *
Marc Steinberg                            8,376               8,376               *                    *
Moldbury Holding Limited              1,850,000              60,000             24.6                   *
Trinity Capital Advisors, Inc.           10,000                   -               *                    *
Esquire Trade & Finance Inc.            121,622              11,250              1.7                   *
Austinvest Anstalt Balzers              114,865              10,625              1.6                   *
AMRO International, S.A.                236,486              21,875              3.3                   *
Mabcrown, Inc.                           27,027               2,500               *                    *
         Total                        2,490,876             237,126

--------------
* Less than one percent (1%). Assuming no purchase by any Selling Private Placement Stockholder of Units, Common Stock or Redeemable Warrants offered in the Offering.

(1) Based upon a total number of shares of Common Stock outstanding of 7,770,235.

(2) Based upon a total number of shares of Common Stock outstanding of 7,770,235.

         The shares and Redeemable Warrants held by the Selling Securityholders may be sold or otherwise disposed of from time to time by the Selling Securityholders, or by pledgees, donees, tranferees or other successors in interest thereof, should they or any such other parties determine to make such sales. We are unable to predict whether or when they will determine to proceed with sales of common stock and/or Redeemable Warrants, as such determination will be made by the Selling Securityholders or such other parties. The sale or other disposition of common stock and/or Redeemable Warrants by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest thereof, may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, the over-the-counter market or otherwise, in private sales or in negotiated transactions, through the writing of options on common stock or Redeemable Warrants, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Securityholders or such other parties may effect such transactions by selling common stock or Redeemable Warrants to or through broker-dealers or otherwise, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of common stock and/or Redeemable Warrants for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, any common stock or Redeemable Warrants covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the shares of common stock during the applicable 'cooling off' periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the Selling Securityholders.

         The Selling Securityholders and any broker-dealers that act in connection with the sale of common stock and/or Redeemable Warrants hereunder might be deemed to be 'underwriters' within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of common stock or Redeemable Warrants as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have agreed to pay all expenses of registration incurred in connection herewith; provided, however, that all selling and other expenses incurred by the Selling Securityholders will be paid by the Selling Securityholders.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon the consummation of this offering, the Company will have 7,663,985 shares of common stock outstanding (assuming complete draw down of equity line and no exercise of any outstanding options or warrants from financing arrangements), of which 6,222,426 shares of common stock will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 1,441,559 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

Rule 144

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o  1% of the number of shares of common stock then outstanding; or

         o the average weekly trading volume of the common stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

         In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Camhy Karlinsky & Stein LLP, New York, New York. A member of our the firm has options in the Company to purchase 6,000 shares of common stock.


                                     EXPERTS

         Our consolidated financial statements as of June 30, 1999 and June 30, 1998 and the years ended June 30, 1999 and 1998 included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o  under section 174 of the General Corporation Law; or

         o for any transaction from which such director derives improper personal benefit.

The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                          MARKET FOR OUR COMMON EQUITY

         Our common stock and Redeemable Warrants are quoted on the NASDAQ SmallCap Market under the trading symbols "NAMC" and "NAMCW," respectively, and have been quoted since we commenced public trading on November 18, 1996. We voluntarily delisted our units, which consisted of one share of common stock and one Redeemable Warrant, from trading on January 26, 1998 in order to avoid confusion in the marketplace and to avoid additional and future administrative costs. Prior to November 18, 1996, there was no public market for our securities. The following table sets forth the range of high and low closing sales prices (based on transaction data as reported by the NASDAQ SmallCap Market) for each fiscal quarter during the periods indicated.

                                                         Units               Common Stock          Warrants
                                                   High         Low      High          Low     High        Low

Fiscal Year 2000:
First Quarter (7/1/99-9/30/99)                     NA             NA     $9.00         $2.00   $3.31        $1.03
Second Quarter (10/01/99-12/31//99)
                                                   NA             NA      8.09          4.68    2.68         1.06
Fiscal Year 1999:

First quarter (07/l/98-9/30/98)                    NA             NA     $2.75         $1.25   $0.38        $0.13
Second quarter (10/01/98-12/31/98)                 NA             NA      2.16          1.00    0.25         0.06
Third quarter (01/01/99-03/31/99)                  NA             NA      1.63          0.69    0.19         0.13
Fourth quarter (04/01/99-06/30/99)                 NA             NA      1.75          0.81    0.44         0.09

Fiscal Year 1998:

First quarter (07/l/97-9/30/97)                 $4.72          $3.50     $3.88         $2.63   $1.38        $0.63
Second quarter (10/01/97-12/31/97)               5.13           3.50      4.25          2.81    1.41         0.88
Third quarter (01-01/98-3/31/98)                 4.50           3.75      4.00          2.00    1.25         0.44
Fourth quarter (04/01/98-06/30/98)                 NA             NA      2.38          1.50    0.50         0.22


         On March 15, 2000 the closing bid price for the common stock and Warrants, as reported by the NASDAQ SmallCap Market, were $7.41 and $2.53, respectively.

         As of March 1, 2000 there were in excess of 300 holders of the Company's securities.

                              FINANCIAL STATEMENTS


         Grant Thornton LLP, independent public accountants, have audited our consolidated financial statements for the fiscal years ended June 30, 1999 and 1998.

         Information in response to this item is set forth in the Financial Statements, beginning on Page F-1 of this filing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                        Page
                                                                        ----

Report of Independent Certified Public Accountants                       F-2


Financial Statements

     Consolidated Balance Sheets at December 31, 1999 (unaudited)
        and June 30, 1999                                                F-3

     Consolidated Statements of Operations for the six months
        ended December 31, 1999 and 1998 (unaudited) and the
        years ended June 30, 1999 and 1998                               F-4

     Consolidated Statement of Changes in Stockholders' Equity
        and Comprehensive Loss for the six months ended
        December 31, 1999 and 1998 (unaudited) and the years
        ended June 30, 1999 and 1998                                     F-5

     Consolidated Statements of Cash Flows for the six months
        ended December 31, 1999 and 1998(unaudited) and the
        years ended June 30, 1999 and 1998                               F-7

     Notes to Consolidated Financial Statements                       F-8 - F-24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
    NAM Corporation


We have audited the accompanying consolidated balance sheets of NAM Corporation and Subsidiaries (the "Company") as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NAM Corporation and Subsidiaries as of June 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ GRANT THORNTON LLP


Melville, New York
August 30, 1999

                        NAM Corporation and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,             June 30,
                                      ASSETS                                                 1999                   1999
                                                                                        ---------------           -------
                                                                                          (unaudited)
CURRENT ASSETS
    Cash and cash equivalents                                                            $    866,020            $ 1,776,261
    Marketable securities                                                                     638,318                436,283
    Accounts receivable (net of allowance for doubtful
       accounts of $110,000)                                                                  445,037                515,088
    Other receivables                                                                          42,808                 86,496
    Prepaid expenses                                                                           66,908                 79,918
                                                                                         ------------           ------------
         Total current assets                                                               2,059,091              2,894,046
FURNITURE AND EQUIPMENT - AT COST,
    less accumulated depreciation                                                             306,201                269,393
OTHER ASSETS                                                                                   30,712                 37,514
                                                                                         ------------           ------------
                                                                                          $ 2,396,004            $ 3,200,953
                                                                                         ============           ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                                     $    253,207           $    313,740
    Accrued liabilities                                                                       202,404                249,551
    Accrued payroll and employee benefits                                                      45,536                166,620
    Deferred revenues                                                                         230,379                238,224
                                                                                          -----------            -----------
         Total current liabilities                                                            731,526                968,135
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
    Preferred stock - $.001 par value; 5,000,000 shares
      authorized; none issued                                                                       -                      -
    Common stock - $.001 par value; 15,000,000 shares authorized; shares
      issued and outstanding, 3,416,233 and 3,370,739, respectively                             3,416                  3,371
    Additional paid-in capital                                                              4,828,875              4,797,637
    Accumulated deficit                                                                    (3,203,116)            (2,663,446)
    Accumulated other comprehensive income                                                     35,303                 95,256
                                                                                         ------------           ------------
         Total stockholders' equity                                                         1,664,478              2,232,818
                                                                                         ------------           ------------
                                                                                          $ 2,396,004            $ 3,200,953
                                                                                         ============           ============

The accompanying notes are an integral part of these statements.

                        NAM Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 Six months ended December 31,          Year ended June 30,
                                                              ---------------------------------   -------------------------
                                                                   1999              1998              1999              1998
                                                              --------------    --------------     -----------      ---------
                                                                (unaudited)       (unaudited)

Net revenues                                                   $1,975,752        $2,112,256        $ 4,158,506       $ 3,847,975
                                                                ---------         ---------         ----------        ----------
Operating costs and expenses
    Cost of services                                              494,408           565,788          1,081,309           969,345
    Sales and marketing expenses                                1,057,295         1,118,863          2,048,058         2,090,591
    General and administrative expenses                         1,219,421         1,100,676          2,256,309         1,932,158
                                                                ---------         ---------         ----------        ----------
                                                                2,771,124         2,785,327          5,385,676         4,992,094
                                                                ---------         ---------         ----------        ----------
         Loss from operations                                    (795,372)         (673,071)        (1,227,170)       (1,144,119)

Other income (expenses)
    Investment income (loss)                                      244,535          (259,432)           (85,581)          510,063
    Other income                                                   11,167            10,102             17,986             4,922
                                                                ---------         ---------         ----------        ----------
                                                                  255,702          (249,330)           (67,595)          514,985
                                                                ---------         ---------         ----------        ----------
         Loss before income taxes                                (539,670)         (922,401)        (1,294,765)         (629,134)

Income taxes                                                            -                -                   -                 -
                                                                ---------         ---------         ----------        ----------
         NET LOSS                                              $ (539,670)       $ (922,401)       $(1,294,765)      $  (629,134)
                                                                =========         =========         ==========        ==========

Net loss per common share - basic and diluted                       $(.16)            $(.28)             $(.39)            $(.19)
                                                                     ====              ====                ===               ===

Weighted average shares outstanding - basic and diluted         3,413,185         3,334,978          3,337,623         3,334,978
                                                               ==========        ==========         ==========        ==========

The accompanying notes are an integral part of these statements.

                        NAM Corporation and Subsidiaries

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             AND COMPREHENSIVE LOSS

               Six months ended December 31, 1999 (unaudited) and
                       years ended June 30, 1999 and 1998

                                                                                                            Accumulated
                                                   Common stock             Additional                         other
                                            ------------------------          paid-in        Accumulated   comprehensive
                                              Shares         Amount           capital           deficit     income (loss)
                                            ----------      -------          ---------      -------------  --------------
Balances at July 1, 1997                    3,334,978        $3,335         $4,772,569     $   (739,547)    $   79,224

Compensation related to stock
   option plan                                                                   5,610
Net loss                                                                                       (629,134)
Change in unrealized gain (loss) on
   marketable securities                                                                                      (138,112)
Earned portion of stock bonus plan
                                            ---------        ------         ----------      -----------      ---------
Comprehensive loss


Balances at June 30, 1998                   3,334,978         3,335          4,778,179       (1,368,681)       (58,888)

Compensation related to stock
   option plan                                                                  19,494
Shares issued pursuant to restricted
   stock award                                 35,761            36                (36)
Net loss                                                                                     (1,294,765)
Change in unrealized gain (loss) on
   marketable securities                                                                                       154,144
Earned portion of stock bonus plan
                                            ---------        ------         ----------      -----------      ---------
Comprehensive loss

Balances at June 30, 1999
   (brought forward)                        3,370,739         3,371          4,797,637       (2,663,446)        95,256


[RESTUB]

                                               Unearned
                                            compensation -        Total
                                                 stock        stockholders'   Comprehensive
                                              bonus plan         equity           loss
                                             -------------   -------------   -------------
Balances at July 1, 1997                        $(205)         $4,115,376

Compensation related to stock
   option plan                                                      5,610
Net loss                                                         (629,134)   $   (629,134)
Change in unrealized gain (loss) on
   marketable securities                                         (138,112)       (138,112)
Earned portion of stock bonus plan                102                 102
                                                 ----          -----------   ------------
Comprehensive loss                                                            $  (767,246)
                                                                              ===========

Balances at June 30, 1998                        (103)          3,353,842

Compensation related to stock
   option plan                                                     19,494
Shares issued pursuant to restricted
   stock award
Net loss                                                       (1,294,765)    $(1,294,765)
Change in unrealized gain (loss) on
   marketable securities                                          154,144         154,144
Earned portion of stock bonus plan                103                 103
                                                 ----          -----------   ------------
Comprehensive loss                                                            $(1,140,621)
                                                                              ===========
Balances at June 30, 1999
   (brought forward)                                -           2,232,818

                        NAM Corporation and Subsidiaries

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       AND COMPREHENSIVE LOSS (continued)

               Six months ended December 31, 1999 (unaudited) and
                       years ended June 30, 1999 and 1998

                                                                                                             Accumulated
                                                   Common stock              Additional                         other
                                            ------------------------          paid-in        Accumulated    comprehensive
                                              Shares         Amount           capital          deficit      income (loss)
                                            ----------      --------         ---------      -------------   -------------
Balances at June 30, 1999
   (carried forward)                        3,370,739        $3,371         $4,797,637      $(2,663,446)     $  95,256

Compensation related to stock
   option plan                                                                  10,444
Shares issued pursuant to restricted
   stock awards                                36,744            36                (36)
Shares issued upon exercise of stock
   options                                      8,750             9             19,110
Gain on shareholder's stock                                                      1,720
Net loss                                                                                       (539,670)
Change in unrealized gain (loss) on
   marketable securities                                                                                       (59,953)
                                            ---------        ------         ----------      -----------      ---------
Comprehensive loss


Balances at December 31, 1999
   (unaudited)                              3,416,233        $3,416         $4,828,875      $(3,203,116)     $  35,303
                                            =========        ======         ==========      ===========      =========



[RESTUB]

                                               Unearned
                                             compensation -       Total
                                                 stock        stockholders'  Comprehensive
                                              bonus plan         equity           loss
                                             --------------    -----------   -------------
Balances at June 30, 1999
   (carried forward)                         $   -             $2,232,818

Compensation related to stock
   option plan                                                     10,444
Shares issued pursuant to restricted
   stock awards
Shares issued upon exercise of stock
   options                                                         19,119
Gain on shareholder's stock                                         1,720
Net loss                                                         (539,670)   $   (539,670)
Change in unrealized gain (loss) on
   marketable securities                                          (59,953)        (59,953)
                                             -----             ----------    ------------
Comprehensive loss                                                           $   (599,623)
                                                                             ============

Balances at December 31, 1999
   (unaudited)                               $   -             $1,664,478
                                             =====             ==========



The accompanying notes are an integral part of this statement.

                        NAM Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Six months ended December 31,         Year ended June 30,
                                                              ---------------------------------   ---------------------------
                                                                   1999              1998              1999            1998
                                                              --------------    --------------     -----------      ---------
                                                                (unaudited)       (unaudited)
Cash flows from operating activities
   Net loss                                                  $  (539,670)       $  (922,401)      $(1,294,765)       $  (629,134)
   Adjustments to reconcile net loss to net cash used in
     operating activities
       Depreciation and amortization                              59,020             49,350           101,948             75,488
       Provision for bad debts                                         -                  -            20,000             10,000
       (Gains) losses on sales of marketable securities         (213,697)           303,130           166,259           (356,390)
       Losses on sales/disposals of furniture and
         equipment                                                   383                523               490                129
       Earned portion of stock bonus plan                              -                 52               103                102
       Compensation related to stock option plan                  10,444             17,754            19,494              5,610
       Changes in operating assets and liabilities
         Decrease (increase) in accounts receivable               70,051            (49,538)         (149,788)            12,960
         (Increase) decrease in other receivables                (11,738)           (11,408)          (13,125)            16,545
         Decrease (increase) in prepaid expenses                  13,010            (59,456)          (34,838)             9,602
         Decrease (increase) in other assets                       2,911             (8,734)           (1,715)             7,848
         (Decrease) increase in accounts payable and
             accrued liabilities                                (107,680)            24,424            84,327            195,189
         (Decrease) increase in accrued payroll and
             employee benefits                                  (121,084)           (83,214)           40,259            (47,754)
         (Decrease) increase in deferred revenues                 (7,845)            18,878            87,835             11,673
                                                             ------------       -----------       -----------         ----------
       Net cash used in operating activities                    (845,895)          (720,640)         (973,516)          (688,132)
                                                             ------------       -----------       -----------         ----------
Cash flows from investing activities
   Purchases of marketable securities                           (718,056)          (818,813)       (1,334,887)        (2,313,195)
   Proceeds from sales of marketable securities                  669,765          1,708,647         2,267,481          2,311,367
   Proceeds from maturities of marketable securities             -                  570,000           570,000          2,075,000
   Decrease (increase) in receivable for securities sold          55,426            -                 (55,426)           -
   Decrease in payable for securities purchased                  -                  -                 -                  (15,263)
   Purchases of furniture and equipment                          (92,320)           (51,898)         (115,471)          (133,113)
   Sales of furniture and equipment                                   -                 -                 800              5,130
                                                             ------------       -----------       -----------         ----------

       Net cash (used in) provided by investing activities       (85,185)         1,407,936         1,332,497          1,929,926
                                                             ------------       -----------       -----------         ----------

Cash flows from financing activities
   Issuance of common stock                                       19,119                  -                 -                  -
   Gain on shareholder's stock                                     1,720                  -                 -                  -
                                                             ------------       -----------       -----------         ----------
       Net cash provided by financing activities                  20,839                  -                 -                  -
                                                             ------------       -----------       -----------         ----------
       NET (DECREASE) INCREASE IN CASH AND
          CASH EQUIVALENTS                                      (910,241)           687,296           358,981          1,241,794
Cash and cash equivalents at beginning of period               1,776,261          1,417,280         1,417,280            175,486
                                                             ------------       -----------       -----------         ----------
Cash and cash equivalents at end of period                  $    866,020        $ 2,104,576       $ 1,776,261        $ 1,417,280
                                                             ===========        ===========       ===========        ===========


The accompanying notes are an integral part of these statements.

                        NAM Corporation and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

     NAM Corporation ("NAM") provides a broad range of Alternative Dispute Resolution ("ADR") services, including arbitration and mediation, in the United States. NAM incorporated on January 12, 1994 and began operations on February 15, 1994. On October 31, 1994, National Arbitration & Mediation, Inc. ("NA&M"), which was owned by NAM's Chief Executive Officer and Executive Vice President, was acquired by and became a wholly-owned subsidiary of NAM. The transaction was accounted for as a transfer of assets between companies under common control, with the assets and liabilities of NA&M combined with those of NAM at their historical carrying values. NA&M also provided a broad range of ADR services, including arbitrations and mediations. NA&M began operations in March 1992.

     In June 1999, NA&M was merged into NAM, along with several other wholly-owned subsidiaries, National Video Conferencing Inc. and NAMSYS Corporation. Additionally, Michael Marketing LLC and clickNsettle.com LLC, wholly-owned limited liability companies, were formed in June 1999 in Delaware. Michael Marketing, Inc., a Delaware corporation formed in November 1991, formerly a wholly-owned subsidiary, was merged into Michael Marketing LLC in June 1999.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting and reporting policies applied on a consistent basis which conform with generally accepted accounting principles follow:

     a.  Basis of Presentation

         The accompanying consolidated financial statements of NAM Corporation and Subsidiaries include the accounts of its wholly-owned subsidiaries, Michael Marketing LLC, clickNsettle.com LLC and its merged entities, NA&M, National Video Conferencing Inc. and NAMSYS Corporation, effective in 1999, (collectively referred to herein as the "Company"). The Company operates in one business segment, ADR. All significant intercompany transactions and balances were eliminated in consolidation.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 2 (continued)

     b.  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for the allowance for uncollectible accounts receivable, depreciation, taxes and contingencies, among others.

     c.  Revenue Recognition

         The Company principally derives its revenues from fees charged for arbitration and mediation services. Each party to a proceeding is charged an administrative fee, a portion of which is nonrefundable when each party agrees to utilize the Company's services. The Company recognizes revenue when the arbitration or mediation occurs. Fees received prior to the arbitration or mediation are reflected as deferred revenue.

     d.  Cash and Cash Equivalents

         Cash and cash equivalents consist of cash on hand, money market funds and short-term notes with a maturity at date of purchase of three months or less.

     e.  Marketable Securities

         Investments classified as marketable securities include fixed maturities (bonds and redeemable preferred stocks) and equity securities (common and nonredeemable preferred stocks) which are reported at their fair values. Unrealized gains or losses on these securities are reported as a separate component of accumulated other comprehensive income (loss), net of related tax effects, within stockholders' equity. The Company categorizes all fixed maturity and equity securities as available-for-sale in order to provide the Company flexibility to respond to various factors, including changes in market conditions and tax planning considerations.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 2 (continued)

         Investment income, consisting of interest and dividends, is recognized when earned. Realized gains and losses on sales, maturities or liquidation of investments are determined on a specific identification basis. The amortization of premiums and accretion of discounts for fixed maturity securities are computed on a straight-line basis. Fair values of investments are based on quoted market prices or on dealer quotes.

     f.  Furniture and Equipment

         Furniture and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method to allocate the cost of those assets over their expected useful lives which generally range from five to seven years. Leasehold improvements are amortized over the life of the remaining lease.

     g.  Product Development Costs

         Product development costs include expenses incurred by the Company to develop, enhance, manage and operate the Company's website and its internet case resolution service, click Nsettle.com. Product development costs are expensed as incurred.

     h.  Income Taxes

         The Company follows the asset and liability method of accounting for income taxes by applying statutory tax rates in effect at the balance sheet date to differences among the book and tax bases of assets and liabilities. The resulting deferred tax liabilities or assets are adjusted to reflect changes in tax laws or rates by means of charges or credits to income tax expense. A valuation allowance is recognized to the extent a portion or all of a deferred tax asset may not be realizable.

     i.  Advertising Costs

         The cost of advertising is expensed when the advertising takes place. During the second half of fiscal 1998, the Company commenced an advertising campaign intended to increase awareness of its services with respect to litigants in most types of civil disputes, including complex commercial issues, construction, employment, matrimonial and worker's compensation cases. The Company incurred $389,553 and $566,084 for advertising and external public relations costs in fiscal 1999 and 1998, respectively.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 2 (continued)

     j.  Earnings (Loss) Per Common Share

         In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share," which requires public companies to present basic earnings per share and, if applicable, diluted earnings per share. Basic earnings per share are based on the weighted average number of common shares outstanding without consideration of potential common stock. Diluted earnings per share are based on the weighted average number of common and potential common shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average price during the period. Diluted earnings per share is the same as basic earnings per share as potential common shares would be antidilutive as the Company incurred net losses for the years ended June 30, 1999 and 1998.

     k.  Unaudited Interim Financial Statements

         The unaudited interim financial statements as of December 31, 1999 and for the six months ended December 31, 1999 and 1998 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the six months ended December 31, 1999 are not necessarily indicative of the results to be expected for the full year.


NOTE 3 - COMPREHENSIVE INCOME (LOSS)

     In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on the Company's net loss or stockholders' equity. SFAS No. 130 requires unrealized gains or losses on marketable securities which, prior to adoption, were reported separately in stockholders' equity, to be included in accumulated other comprehensive income (loss). Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

     Accumulated other comprehensive loss represents the unrealized gain (loss) on marketable equity securities, net of tax effects of $0 in 1999 and 1998.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 3 (continued)

     The components of comprehensive loss, net of tax effects, are as follows:

                                                                                       1999                  1998
                                                                                   ------------           ----------
       Net loss                                                                    $(1,294,765)           $(629,134)
       Unrealized gain (loss) on marketable securities, net of
           tax effects of $ 0 in 1999 and 1998, respectively
             Unrealized gains (losses) arising in period                                95,256              (59,963)
             Reclassification adjustment - gain (loss) included
                in net loss                                                             58,888              (78,149)
                                                                                   -----------            ---------

                  Net unrealized gain (loss)                                           154,144             (138,112)
                                                                                   -----------            ---------

       Comprehensive loss                                                          $(1,140,621)           $(767,246)
                                                                                   ===========            =========

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 4 - MARKETABLE SECURITIES

     Marketable securities are carried at fair value. A summary of investments in marketable securities and a reconciliation of amortized cost to the fair value follow:

                                                                              Gross             Gross
                                                          Amortized        unrealized        unrealized            Fair
                                                            cost              gains            losses              value
                                                        -----------        -----------       ----------           --------
      June 30, 1999

          Equity securities                            $   341,027           $95,256         $      -            $   436,283
                                                       -----------           -------         ---------           -----------
             Total marketable securities               $   341,027           $95,256         $       -           $   436,283
                                                       ===========           =======         =========           ===========

      June 30, 1998
          Fixed maturities
            U.S. Treasury securities and
              obligations of U.S. government
              corporations and agencies                $   669,889           $   209         $     (75)          $   670,023
            Corporate preferred securities                 250,000             5,620                 -               255,620
                                                       -----------           -------         ---------           -----------
                                                           919,889             5,829               (75)              925,643
          Equity securities                              1,089,879            38,083          (102,725)            1,025,237
                                                       -----------           -------         ---------           -----------
             Total marketable securities                $2,009,768           $43,912         $(102,800)          $1,950,880
                                                        ==========           =======         =========           ==========

     Proceeds on sales of securities were $2,267,481 and $2,311,367 for the years ended June 30, 1999 and 1998, respectively. During fiscal 1999 and 1998, gross gains of $235,431 and $386,155, respectively, and gross losses of $401,690 and $29,765, respectively, were realized on these sales. Net unrealized gains (losses) on marketable securities were $95,256 and $(58,888) at June 30, 1999 and 1998, respectively. During fiscal 1999 and 1998, no income taxes (benefits) were provided on the unrealized gains (losses) due to the Company's net operating loss.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 5 - FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following:

                                                                                                  June 30,
                                                                                     -----------------------------------
                                                                                        1999                    1998
                                                                                     -----------             -----------
      Furniture                                                                        $ 186,060               $ 169,717
      Equipment                                                                          382,011                 307,311
      Leasehold improvements                                                              21,993                       -
                                                                                       ---------               ---------
                                                                                         590,064                 477,028
      Less accumulated depreciation                                                     (320,671)               (228,349)
                                                                                       ---------               ---------
                                                                                       $ 269,393               $ 248,679
                                                                                       =========               =========

     Depreciation expense for the years ended June 30, 1999 and 1998 was $93,467 and $80,288, respectively.


NOTE 6 - INCOME TAXES

     Temporary differences which give rise to deferred taxes are summarized as follows:

                                                                                       1999                    1998
                                                                                    ------------             --------
      Deferred tax assets
          Net operating loss and other carryforwards                                   $ 840,000            $ 406,000
          Provision for bad debts                                                         44,000               36,000
          Deferred compensation                                                           39,000               21,000
          Deferred rent and other                                                         33,000               10,000
          Depreciation                                                                     9,000                    -
                                                                                       ---------            ---------
                                                                                         965,000              473,000
      Deferred tax liabilities
          Depreciation                                                                         -                6,000
                                                                                       ---------            ---------
      Net deferred tax asset before valuation allowance                                  965,000              467,000
      Valuation allowance                                                               (965,000)            (467,000)
                                                                                       ---------            ---------
             Net deferred tax asset                                                    $       -            $       -
                                                                                       =========            =========

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 6 (continued)

     The Company has recorded a full valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized.

     The Company's effective income tax rate differs from the statutory Federal income tax rate as a result of the following:

                                                                                         1999                    1998
                                                                                      -----------              ---------
      Benefit at statutory rate                                                        $(440,220)              $(213,906)
      State and local benefit, net of Federal tax                                        (74,750)                (42,096)
      Nondeductible expenses/nontaxable (income) - net                                    16,592                 (24,668)
      Increase in the valuation allowance                                                498,378                 280,670
                                                                                       ---------               ---------
                                                                                       $       -               $       -
                                                                                       =========               =========

     The provision for Federal income taxes has been determined on the basis of a consolidated tax return. At June 30, 1999, the Company had a net operating loss carryforward for Federal income tax reporting purposes amounting to approximately $2,062,000, expiring from 2012 through 2019. Additionally, the Company has a net capital loss carryforward for Federal income tax reporting purposes amounting to $166,000 expiring in 2004. No Federal income taxes were paid in the years ended June 30, 1999 and 1998.


NOTE 7 - STOCKHOLDERS' EQUITY

     a.  Redeemable Warrants

         In November 1996, the Company completed an initial public offering ("IPO") which consisted of 1,400,000 units, each unit consisting of one share of common stock and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one share of common stock at $6.00 per share, subject to adjustment, at any time from issuance until November 13, 2001. Such warrants are redeemable by the Company, with the prior written consent of the underwriter, at a redemption price of $.05 commencing November 13, 1997 provided that the average closing bid price of the common stock equals or exceeds $9.00, subject to adjustment, for a specified period of time. In addition, there was an overallotment option for 210,000 units which was exercised by the underwriter.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 7 (continued)

         In connection with the IPO, the Company sold to the underwriter, for nominal consideration, warrants to purchase from the Company 140,000 units (the "underwriter's warrants"). The underwriter's warrants are initially exercisable at $5.80. The shares of common stock and redeemable warrants issuable upon exercise of the underwriter's warrants are identical to those offered to the public. The underwriter's warrants contain provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The underwriter's warrants grant to the holders thereof certain rights of registration of the securities issuable upon exercise of the underwriter's warrants.

     b.  Stock Award Plan

         In June 1994, the Company adopted an Executive Stock Bonus Plan. Under the plan, the Company granted shares to three employees pursuant to their employment agreements. All of the shares vest after providing two to five years of service to the Company from the grant date. Unearned compensation based on the estimated market value per share at date of grant of $0.01 was recorded and shown as a separate component of stockholders' equity. The Company recognized compensation expense of $103 and $102 during the years ended June 30, 1999 and 1998, respectively, representing the amortization of unearned compensation over the vesting period. As of June 30, 1999, 36,744 awards are outstanding, all of which will vest in July 1999 provided such employees are employed by the Company at that time.

         In addition, in September 1994, the Company granted the manager of a regional office restricted common stock for the purchase price of $0.17 per share, pursuant to his employment agreement. Of the total shares granted, 7,152 vested and were issued in June 1996, while the remaining 35,761 shares vested in June 1999.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 7 (continued)

     c.  Stock Option Plan

         In May 1996, the Company adopted an Incentive and Nonqualified Stock Option Plan (the "Plan") for employees, officers, directors, consultants and advisors of the Company, pursuant to which the Company may grant options to purchase up to 750,000 shares of the Company's common stock. The Plan was amended in December 1998 to increase the number of shares of common stock authorized for issuance thereunder from 750,000 shares to 2,000,000 shares. The Plan is administered by the board of directors, which has the authority to designate the number of shares to be covered by each award and the vesting schedule of such award, among other terms. The option period during which an option may be exercised shall not exceed ten years from the date of grant and will be subject to such other terms and conditions of the Plan. Unless the board of directors provides otherwise, option awards terminate when a participant's employment or services end, except that a participant may exercise an option to the extent that it was exercisable on the date of termination for a period of time thereafter. The Plan will terminate automatically on April 1, 2006.

         Directors who are not officers of the Company receive annually, on the last trading day of June, stock options for 1,000 shares at an exercise price equal to the fair market value of the stock on the date of grant. In December 1998, the Plan was amended to increase the number of options granted annually to each non-employee director from options to purchase 1,000 shares to options to purchase 2,500 shares.

         On May 11, 1998, the Company's Board of Directors approved the repricing of outstanding stock options previously granted to employees. The repricing provided for the exercise price of 230,500 options to be reduced from a range of $3.00 to $4.38 per share to a range of $1.63 to $2.25 per share, to reflect current fair value. The repricing did not affect the term or vesting period of the options.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 7 (continued)

         The Company's stock option awards granted to employees, directors and consultants as of and for the years ended June 30, 1999 and 1998 are summarized as follows:

                                                                     1999                               1998
                                                           -------------------------         --------------------------
                                                                           Weighted-                          Weighted-
                                                                            average                            average
                                                                           exercise                           exercise
                                                            Shares           price            Shares            price
                                                           --------       ----------         ---------       ----------
          Outstanding at beginning of year                 373,500           $2.01           155,500            $ 3.18
          Awards granted                                   590,500           $2.02           451,500            $ 2.22
          Awards exercised                                       -                            -
          Awards canceled                                  (55,000)          $1.71          (233,500)           $ 3.20
                                                          --------                          --------
          Outstanding at end of year                       909,000           $2.03           373,500            $ 2.01
                                                          ========                          ========
          Options exercisable at year-end                  201,500           $3.37            37,000            $ 2.49
                                                          ========                          ========
          Weighted-average fair value
               of options granted during
               the year                                                     $  .75                             $   .99

         The following information applies to options outstanding and exercisable at June 30, 1999:

                                                            Outstanding                               Exercisable
                                            ------------------------------------------       ----------------------------
                                                            Weighted-
                                                             average         Weighted-                         Weighted-
                                                            remaining         average                           average
                                             Number          life in         exercise          Number           exercise
          Range of exercise prices         outstanding        years            price         exercisable          price
          ------------------------         -----------     ----------        ---------       ------------      ----------

          $.81 to $1.69                      615,000          7.64            $1.40            51,500           $1.60
          $1.78 to $2.25                     196,000          6.81            $2.02            80,000           $2.01
          $3.00 to $4.00                      37,000          6.89            $3.41            20,000           $3.00
          $5.00 to $10.00                     61,000          8.00            $7.62            50,000           $7.50
                                            --------                                         --------
                                             909,000                                          201,500
                                            ========                                         ========

         Stock option awards are granted at prices equal to or above the closing bid price on the date of grant. As of June 30, 1999, 1,091,000 shares were available for granting of options under the Plan.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 7 (continued)

         The Company accounts for stock-based compensation under the guidelines of APB Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," as allowed by Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, no compensation expense was recognized concerning options granted to key employees and to members of the board of directors, as such options were granted to board members in their capacity as directors. Compensation expense of $19,494 and $5,610 was recognized in fiscal 1999 and 1998, respectively, for options granted to consultants.

         If the Company had elected to recognize compensation expense based upon the fair value at the grant date for options granted to key employees and to members of the board of directors consistent with the "fair value" methodology prescribed by SFAS No. 123, the Company's net loss and net loss per share for the years ended June 30, 1999 and 1998 would be reduced to the pro forma amounts indicated below:

                                                                               1999                    1998
                                                                           ------------             -----------
          Net loss
              As reported                                                  $(1,294,765)              $(629,134)
              Pro forma                                                     (1,520,232)               (762,728)

          Net loss per common share - basic and diluted
              As reported                                                        $(.39)                  $(.19)
              Pro forma                                                           (.46)                   (.23)

         These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to awards made before 1996. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1999 and 1998, respectively: dividend yields of zero for both years; risk-free interest rates ranging from 4.51% to 5.50% in 1999 and 5.52% to 5.94% in 1998; expected terms of 4 years in 1999 and 2 to 5 years in 1998; and expected stock price volatility of 74.61% in 1999 and 64.15% in 1998.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 8 - TRANSACTIONS WITH RELATED PARTIES

     Certain members of the board of directors perform services for the benefit of the Company. The related expenditures for these services for the years ended June 30, 1999 and 1998 were $49,038 and $75,425, respectively.

     In June 1999, the Company purchased from NAM's Chief Executive Officer the rights to a time-share property to be used as part of an employee incentive program. The sales price of $18,450 was established at the current market value of the time share.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

     a.  Leases

         As of June 30, 1999, the Company has lease agreements for equipment and office space. Rent expense amounted to $220,542 and $205,308 for the years ended June 30, 1999 and 1998, respectively. The minimum lease payments under noncancelable leases as of June 30, 1999 are as follows:

                  2000                                 $197,500
                  2001                                  187,200
                  2002                                  173,400
                  2003                                  176,300
                  2004                                   89,300
                                                       --------
                                                       $823,700
                                                       ========
     b.  Employment/Consulting Agreements

         The Company's employment agreement with its Chief Executive Officer expires June 30, 2002 and provides for an annual base salary of $225,000 as of July 1, 1997, an annual cost of living increase of the greater of 6% per annum or the increase in the Urban Consumer Price Index and an annual bonus at the discretion of the Company's Board of Directors. If this agreement is terminated as a result of a change in duties of the executive or due to a change in control, the officer will be entitled to a lump-sum severance payment equal to three times his then current base salary.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 9 (continued)

         The Company has also entered into employment agreements with two officers expiring through June 14, 2001. Such contracts are cancelable at any time without further liability to the Company with the exception of one contract which provides for six months of severance pay. Minimum salary commitments under these contracts follow:

                           2000                          $186,397
                           2001                           112,260
                                                         --------
                                                         $298,657
                                                         ========

         The Company has also entered into employment agreements with certain of its regional office managers. Certain of these agreements provide for additional compensation based on the profits of the manager's operation.

         In July 1996, the Company entered into a financial public relations consulting agreement with two individuals who are founders of the Company, current stockholders and former directors. The agreement has a four-year term and provides for annual payments of $48,000 payable in equal monthly payments of $4,000 through November 2000. In November 1998, the agreement was amended to reduce the fee as of October 1998 to $2,000 per month. The related expense for the year ended June 30, 1999 and 1998 was $30,000 and $48,000, respectively.

     c.  Advertising

         As of March 1999, the Company signed a noncancellable, two-year media agreement to advertise its services on televised sports events in New York. Minimum commitments under the contract are approximately $115,000 and $59,000 in 2000 and 2001, respectively.

     d.  Legal

         The Company is subject to various forms of litigation in the normal course of business. It is the opinion of management that the outcome of such litigation will not have a material adverse effect on the Company's financial condition and results of operations.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 10 - EMPLOYEE RETIREMENT PLAN

     Effective January 1, 1999, the Company implemented a non-contributory 401(k) savings and retirement plan, whereby eligible employees may contribute 15% of their salaries up to the maximum allowed under the Internal Revenue Code. Although the Company may make discretionary contributions, none were made in 1999.


NOTE 11 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     At June 30, 1999 and 1998, the Company's financial instruments included cash and cash equivalents, marketable securities, receivables and accounts payable. The fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The estimated fair values of marketable securities were determined based on broker quotes or quoted market prices.


NOTE 12 - CREDIT CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and accounts receivable.

     The Company maintains its cash which consists primarily of demand deposits and an insured money market fund with one financial institution. Such balances generally do not exceed the Federally insured limits. Additionally, the Company maintains its cash equivalents and all other investments with two financial institutions.

     The Company primarily sells it services to insurance companies and law firms. One insurance company customer represented approximately 12% of total revenues for the year ended June 30, 1998. However, the Company works with more than 70 individual offices of the insurance company, which, in total, equal the aforementioned percentages of revenue. In fiscal 1999, no customer exceeded 10% of total revenue. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 13 - UNAUDITED INTERIM FINANCIAL INFORMATION

     a. Series A Exchangeable Preferred Stock

     On February 15, 2000, the Company issued 1,850 shares of its Series A Exchangeable Preferred Stock for an aggregate purchase price of $1,850,000. Holders of the Series A Exchangeable Preferred Stock may exchange such shares into shares of NAM's common stock at any time and must exchange such shares at NAM's request, which cannot be made until the earlier of February 14, 2002 or the date upon which the average closing bid price of NAM's common stock for five consecutive trading days is at least $10 and the average daily trading volume for the thirty consecutive trading days ending on the fifth day is at least 40,000 shares and the common stock underlying the outstanding Series A Exchangeable Preferred Stock is registered pursuant to a then-effective registration statement.

     Until July 15, 2000, the exchange rate for each share of the Series A Exchangeable Preferred Stock is equal to $1,000 divided by $10.45 . On July 15, 2000 and thereafter, the exchange rate for each share of Series A Exchangeable Preferred Stock is equal to the stated value of $1,000 divided by the lesser of (i) $10.45 or (ii) the market price, which is the average of any three consecutive closing bid prices of NAM's common stock selected by the holders during the thirty trading day period ending on the day immediately prior to the exchange. Until February 14, 2001, the exchange rate will never be greater than $10.45 or less than $2.375.

     The Series A Exchangeable Preferred Stock accrues dividends at a rate of 4% annually, unless the thirty-day average trading price of NAM's common stock is equal to or greater than $9 at any time after July 15, 2000, in which case dividends will cease to accrue and accrued but unpaid dividends will be canceled. Dividends may be paid at the Company's option, in cash or in registered common stock.

     In connection with the sale of the Series A Exchangeable Preferred Stock, the Company issued warrants to the preferred holders to purchase an aggregate of 46,250 shares of common stock at a price per share of $10.52. The warrants expire on August 15, 2005. The Company issued 5,000 shares of its common stock and paid a fee of $92,500 to the placement agent, Trinity Capital Advisors, Inc., in connection with the placement.

     b. Equity Line of Credit Agreement

     On February 16, 2000, the Company entered into an Equity Line of Credit Agreement with Moldbury Holdings Limited. Under this agreement, the Company has the right, until February 15, 2003, to require that Moldbury Holdings Limited purchase between $500,000 and $7,000,000 of the Company's common stock. The maximum and minimum amounts that Moldbury Holdings Limited would be required to purchase at any given time are subject to a floating number based on the closing bid price of NAM's common stock and the average trading volume of such stock in a thirty-day period. The price per share in each such purchase shall be the greater of (i) 89% of the average closing bid price for the

                        NAM Corporation and Subsidiaries

                 December 31, 1999 (unaudited) and June 30, 1999



NOTE 13 (continued)

     day of NAM's notice to Moldbury Holdings Limited requesting its purchase and the two days preceding the notice and the two days following the notice and (ii) the minimum price set by the Company for such purchase. Moldbury Holdings Limited is not required to make any purchase if the shares being purchased are not registered pursuant to a then-effective registration statement. Under the agreement, the equity line may be increased on or about April 16, 2001 to $14,000,000 provided that certain criteria are met by the Company including the achievement of minimum levels of cash and cash equivalents and quarterly revenues.

     In connection with the Equity Line of Credit Agreement, the Company issued a warrant to Moldbury Holdings Limited to purchase 60,000 shares of common stock at a price per share of $9.34, of which 45,000 warrants were issued on February 17, 2000 and the remaining 15,000 warrants are to be issued immediately after Moldbury Holdings Limited has invested $3,500,000 to purchase shares of common stock under the terms and conditions of the Equity Line of Credit Agreement. The warrants expire on August 16, 2003. The Company issued 5,000 shares of its common stock to the placement agent for the offering, Trinity Capital Advisors, Inc. They are also entitled to a fee of 5% of the gross proceeds when Moldbury Holdings Limited purchases the Company's common stock, at the Company's request, pursuant to the Equity Line of Credit Agreement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders.

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.

         o        under section 174 of the Delaware General Corporation Law.

         o for any transaction from which such director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is expected that the following expenses will be incurred in connection with the issuance and distribution of the common stock being registered. All such expenses are being paid by us.

              SEC Registration fee.......................................$8,746
              *Printing and EDGARization................................$10,000
              *Accountants' fees and expenses...........................$10,000
              *Attorneys' fees and expenses.............................$20,000
              *Miscellaneous.............................................$3,000

              *Total....................................................$51,746
----------------
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         On February 15, 2000, we sold 1,850 shares of our Series A Exchangeable Preferred Stock for an aggregate purchase price of $1,850,000. We paid $92,500 to Trinity Capital Advisors, Inc., who acted as placement agent for such offering. The offering was made pursuant to Rule 506 of the Securities Act of 1933, as amended. The shares were purchased by the following entities:

         Purchaser
         Esquire Trade & Finance Inc                        450   Shares
         Austinvest Anstalt Balzers                         425   Shares
         AMRO International, S. A.                          875   Shares
         Mabcrown, Inc.                                     100   Shares

         On February 15, 2000, we issued Warrants to purchase 46,250 shares of our common stock at an exercise price of $10.52 per share. These Warrants were issued as part of the purchase of our Series A Exchangeable Preferred Stock. The issuance was made pursuant to Rule 506 of the Securities Act of 1933, as amended. The Warrants were issued to the following entities:

         Purchaser
         Esquire Trade & Finance Inc                     11,250   Warrant shares
         Austinvest Anstalt Balzers                      10,625   Warrant shares
         AMRO International, S. A.                       21,875   Warrant shares
         Mabcrown, Inc.                                   2,500   Warrant shares

         On February 15, 2000, we issued 10,000 shares of our common stock to Trinity Capital Advisors, Inc. as part of their placement agent fee for the sale of our Series A Exchangeable Preferred Stock and the Equity Line of Credit. The issuance was made pursuant to Rule 506 of the Securities Act of 1933, as amended.

         On February 17, 2000, we issued a Warrant to Moldbury Holdings Limited to purchase up to 60,000 shares of our common stock at an exercise price of $9.34 per share. This Warrant was issued as part of our Equity Line of Credit. The offering was made pursuant to Rule 506 of the Securities Act of 1933, as amended. The issuance was made pursuant to Rule 506 of the Securities Act of 1933, as amended.

ITEM 27.  EXHIBITS


  Exhibit Number           Description
  --------------           -----------

         3.1(a)            Certificate of Incorporation, as amended (1)

         3.1(b) Certificate of Designation of Series A Exchangeable Preferred Stock, filed with the State of Delaware Office of the Secretary of State on February 15, 2000*

         3.2               By-Laws of the Company, as amended (2)

         4.1               Specimen of share of Company's common stock (3)

         4.2 Form of Redeemable Warrant Agreement to be entered into between Company and Continental Stock Transfer & Trust Co., including form of Redeemable Warrant Certificate (3)

         4.3 Form of Certificate evidencing shares of Series A Exchangeable Preferred Stock*

         5.1 Opinion of Camhy Karlinsky & Stein LLP, counsel for the Registrant*

         10.1              1996 Stock Option Plan, amended and restated (2)

         10.2              Employment Agreement between Company and Roy Israel
                           (4)

         10.2.1 Amendment to Employment Agreement between Company and Roy Israel (2)

         10.3              Employment Agreement between Company and Cynthia
                           Sanders (2)

         10.4              Employment Agreement between Company and Daniel
                           Jansen (1)

         10.5 Employment Agreement between Company and Patricia Giuliani-Rheaume (5)

         10.6              Employment Agreement between Company and Robert P.
                           Mack (7)

         10.7              Lease Agreement for Great Neck, New York facility (1)

         10.7.1 Amendment to Lease Agreement for Great Neck, New York facility (6)

         10.8 Exchangeable Preferred Stock and Warrants Purchase Agreement, dated as of February 15, 2000*

         10.9 Preferred Stock Registration Rights Agreement, dated as of February 15, 2000*

         10.10             Form of Stock Purchase Warrant*

         10.11 Private Equity Line of Credit Agreement between Moldbury Holdings Limited and the Company, dated as of February 16, 2000*

         10.12 Private Equity Line of Credit Registration Rights Agreement, dated as of February 16, 2000*

         10.13             Stock Purchase Warrant for Moldbury Holdings Limited*

         21.1              List of Subsidiaries*

         23.1              Consent of Grant Thornton LLP*

         23.2              Consent of Camhy Karlinsky & Stein LLP (included in
                           Exhibit 5.1)*

         24.1              Power of Attorney*
--------------------
*filed herewith.

(1) Incorporated herein in its entirety by reference to the Company's Registration Statement on Form SB-2, Registration No. 333-9493, as filed with the Securities and Exchange Commission on August 2, 1996.

(2) Incorporated herein in its entirety by reference to the Company's 1998 Annual Report on Form 10-KSB.

(3) Incorporated herein in its entirety by reference to Amendment No. 1 to the Company's Registration Statement on Form SB-2, Registration No. 333-9493, as filed with the Securities and Exchange Commission on October 3, 1996.

(4) Incorporated herein in its entirety by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

(5) Incorporated herein in its entirety by reference to the Company's 1997 Annual Report on Form 10-KSB.

(6) Incorporated herein in its entirety by reference to the Company's 1999 Annual Report on Form 10-KSB.

(7) Incorporated herein in its entirety by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.


ITEM 28.  UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, any material information with respect to the plan of distribution not previously disclosed in this registration statement or any fundamental change to the information in this registration statement.

         2. That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices and controlling persons of the Registrant pursuant to the Registrant's certificate of incorporation, indemnification agreement, insurance or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly authorized this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Neck, State of New York, on March 27, 2000.

                                      NAM CORPORATION


                                      By: /s/ Roy Israel
                                          --------------------------------------
                                          Roy Israel
                                          Chief Executive Officer, President and
                                          Chairman of the Board

                                Power of Attorney

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Roy Israel, Patricia Giuliani-Rheaume and Robert P. Mack, each as his or her true and lawful attorney-in-fact and agent for him or her and in his or her name, place and stead, in any and all capacities to sign this, and any or all amendments to this, Registration Statement on Form SB-2, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                                      Title                                              Date
---------                                      -----                                              ----

/s/ Roy Israel                   President, Chief Executive Officer and Chairman of the       March 27, 2000
-----------------------------   Board (Principal Executive Officer)
Roy Israel

/s/ Patricia Giuliani-Rheaume    Vice President, Chief Financial Officer and Treasurer        March 27, 2000
-----------------------------    (Principal Financial and Accounting Officer)
Patricia Giuliani-Rheaume

/s/ Cynthia Sanders              Vice President and Director                                  March 27, 2000
-----------------------------
Cynthia Sanders

/s/ DanielJansen                 National Accounts Manager and Director                       March 27, 2000
-----------------------------
Daniel Jansen



/s/ Ronald Katz                  Director                                                     March 27, 2000
-----------------------------
Ronald Katz

/s/ Jeffrey L. Lederer           Director                                                     March 27, 2000
-----------------------------
Jeffrey L. Lederer

/s/ Anthony J.Mercorella         Director                                                     March 27, 2000
-----------------------------
Anthony J. Mercorella

                                  EXHIBIT INDEX


  Exhibit Number          Description
  --------------          -----------

         3.1(a)           Certificate of Incorporation, as amended (1)

         3.1(b) Certificate of Designation of Series A Exchangeable Preferred Stock, filed with the State of Delaware Office of the Secretary of State on February 15, 2000*

         3.2              By-Laws of the Company, as amended (2)

         4.1              Specimen of share of Company's common stock (3)

         4.2 Form of Redeemable Warrant Agreement to be entered into between Company and Continental Stock Transfer & Trust Co., including form of Redeemable Warrant Certificate (3)

         4.3 Form of Certificate evidencing shares of Series A Exchangeable Preferred Stock*

         5.1 Opinion of Camhy Karlinsky & Stein LLP, counsel for the Registrant*

         10.1             1996 Stock Option Plan, amended and restated (2)

         10.2             Employment Agreement between Company and Roy Israel
                          (4)

         10.2.1 Amendment to Employment Agreement between Company and Roy Israel (2)

         10.3             Employment Agreement between Company and Cynthia
                          Sanders (2)

         10.4             Employment Agreement between Company and Daniel Jansen
                          (1)

         10.5 Employment Agreement between Company and Patricia Giuliani-Rheaume (5)

         10.6             Employment Agreement between Company and Robert P.
                          Mack (7)

         10.7             Lease Agreement for Great Neck, New York facility (1)

         10.7.1 Amendment to Lease Agreement for Great Neck, New York facility (6)

         10.8 Exchangeable Preferred Stock and Warrants Purchase Agreement, dated as of February 15, 2000*

         10.9 Preferred Stock Registration Rights Agreement, dated as of February 15, 2000*

         10.10            Form of Stock Purchase Warrant *

         10.11 Private Equity Line of Credit Agreement between Moldbury Holdings Limited and the Company, dated as of February 16, 2000*

         10.12 Private Equity Line of Credit Registration Rights Agreement, dated as of February 16, 2000*

         10.13            Stock Purchase Warrant for Moldbury Holdings Limited*

         21.1             List of Subsidiaries*

         23.1             Consent of Grant Thornton LLP*

         23.2             Consent of Camhy Karlinsky & Stein LLP (included in
                          Exhibit 5.1)*

         24.1             Power of Attorney*
--------------------
*filed herewith.

(1) Incorporated herein in its entirety by reference to the Company's Registration Statement on Form SB-2, Registration No. 333-9493, as filed with the Securities and Exchange Commission on August 2, 1996.

(2) Incorporated herein in its entirety by reference to the Company's 1998 Annual Report on Form 10-KSB.

(3) Incorporated herein in its entirety by reference to Amendment No. 1 to the Company's Registration Statement on Form SB-2, Registration No. 333-9493, as filed with the Securities and Exchange Commission on October 3, 1996.

(4) Incorporated herein in its entirety by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

(5) Incorporated herein in its entirety by reference to the Company's 1997 Annual Report on Form 10-KSB.

(6) Incorporated herein in its entirety by reference to the Company's 1999 Annual Report on Form 10-KSB.

(7) Incorporated herein in its entirety by reference to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.